UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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WASHINGTON TRUST BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WASHINGTON TRUST BANCORP, INC. NOTICE OF ANNUAL MEETING OF SHAREHOLDERS To Be Held April 28, 2015

To the Shareholders of Washington Trust Bancorp, Inc.:

The Annual Meeting of Shareholders of WASHINGTON TRUST BANCORP, INC., a Rhode Island corporation (the “Corporation”), will be held at the Westerly Library, 44 Broad Street, Westerly, Rhode Island, on Tuesday, the 28th of April, 2015 at 11:00 a.m. (local time) (the “Annual Meeting”) for the purpose of considering and acting upon the following:

1.	The election of four directors, nominated by the Board of Directors, for three-year terms, each to serve until their successors are duly elected and qualified;

2.	The ratification of the selection of KPMG LLP as the Corporation’s independent registered public accounting firm for the year ending December 31, 2015;

3.	A non-binding advisory resolution to approve the compensation of the Corporation’s named executive officers; and

4.	Such other business as may properly come before the meeting, or any postponement or adjournment thereof.

Only shareholders of record at the close of business on February 27, 2015 will be entitled to notice of and to vote at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Shareholder Meeting To Be Held on April 28, 2015
The Corporation has adopted the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their shareholders over the Internet. We believe that this expedites shareholders’ receipt of proxy materials and lowers the costs of our annual meeting. On or about March 16, 2015, we mailed a Notice of Internet Availability of Proxy Materials (the "Notice") to all shareholders of record as of February 27, 2015, containing instructions on how to access our Proxy Statement, Form 10-K and Annual Report and vote your shares. The Notice also contains instructions on how you can (i) receive a paper copy of the proxy materials, if you only received a Notice by mail, or (ii) elect to receive your proxy materials over the Internet.

It is important that your shares be represented and voted whether or not you plan to be present at the Annual Meeting.  Please sign, date, and fill in the enclosed proxy or voting instruction form and return it by mail in the enclosed addressed envelope or vote your shares through the internet or by telephone as described in the proxy card or voting instruction form.  If you wish to vote your shares in person at the Annual Meeting, you may revoke your proxy and do so.

By Order of the Board of Directors,

/s/ David V. Devault

David V. Devault
Secretary

Westerly, Rhode Island
March 16, 2015

The Proxy Statement is first being made available to shareholders on or about March 16, 2015.

Free parking is available at the Washington Trust parking garage at 23 Broad Street, Westerly, Rhode Island.
The Westerly Library is handicapped accessible.  Please call 401-348-1566 for information regarding accessibility.

WASHINGTON TRUST BANCORP, INC. PROXY STATEMENT TABLE OF CONTENTS

WASHINGTON TRUST BANCORP, INC. 23 Broad Street, Westerly RI 02891 Telephone: 401-348-1200

PROXY STATEMENT
The accompanying proxy is solicited by and on behalf of the Board of Directors of Washington Trust Bancorp, Inc. (the “Corporation” or “Washington Trust”) for use at the Annual Meeting of Shareholders to be held at the Westerly Library, 44 Broad Street, Westerly, Rhode Island, on Tuesday, the 28th of April, 2015 at 11:00 a.m. (local time) (the “Annual Meeting”), and any postponement or adjournment thereof, and may be revoked at any time before it is exercised by submitting another proxy bearing a later date, by mail, by Internet, by telephone, by attending the Annual Meeting and voting in person, or by notifying the Corporation of the revocation in writing to the Secretary of the Corporation, 23 Broad Street, Westerly, Rhode Island 02891.  If not revoked, the proxy will be voted at the Annual Meeting in accordance with the instructions indicated by the shareholder or, if no instructions are indicated, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted “for” each of the nominees in Proposal 1 and “for” Proposals 2 and 3.

This Proxy Statement was first made available to our shareholders on or about March 16, 2015.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Shareholder Meeting to be Held on April 28, 2015
The Corporation has adopted the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their shareholders over the Internet. On or about March 16, 2015, we mailed a Notice of Internet Availability of Proxy Materials (the "Notice") to all shareholders of record as of February 27, 2015, containing instructions on how to access this Proxy Statement and our Form 10-K and Annual Report and vote your shares. The Notice also contains instructions on how you can (i) receive a paper copy of the proxy materials, if you only received a Notice by mail, or (ii) elect to receive your proxy materials over the Internet.

You may access the Notice of Annual Meeting, Proxy Statement, Form 10-K for the year ended December 31, 2014 and the corresponding Annual Report on the Internet at www.washtrustbancorp.com. These documents are also available by calling the Corporation’s toll-free number (800) 475-2265 or by contacting Elizabeth B. Eckel, Senior Vice President, by email at investor.relations@washtrust.com.

As of February 27, 2015, the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting, there were 16,761,788 shares of our common stock, $0.0625 par value, issued and outstanding.  Each share of common stock is entitled to one vote per share on all matters to be voted upon at the Annual Meeting, with all holders of common stock voting as one class.  A majority of the outstanding shares of common stock entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.  Abstentions and broker non-votes will be counted for purposes of determining if a quorum is present.

For Proposal 1, you may either vote “for” all the nominees to the Board of Directors or you may “withhold” your vote for any nominee you specify or all nominees.  For each of Proposals 2 and 3, you may vote “for” or “against” the Proposal, or abstain from voting on the Proposal.

Directors will be elected by a plurality of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on the election of directors.  The individuals who receive the largest number of “for” votes cast are elected as directors, up to the maximum number of directors to be chosen at the meeting.  Accordingly, the four nominees who receive the most “for” votes will be elected as directors.  Abstentions and broker non-votes will not affect the outcome of the election of directors.

For Proposal 2, the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 will require “for” votes from a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal.  Abstentions will have the same effect as a vote “against” the proposal.  Broker non-votes, if any, will have no effect on the vote.

For Proposal 3, the approval of the non-binding advisory resolution to approve the compensation of the Corporation’s named executive officers will require “for” votes from a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal.  Abstentions will have the same effect as a vote “against” the proposal.  Broker non-votes, if any, will have no effect on the vote.

We know of no matters to be brought before the Annual Meeting other than those referred to in this Proxy Statement.  If any other matters not described in the Proxy Statement are properly presented at the meeting, any proxies received by us will be voted in the discretion of the proxy holders.

PROPOSAL 1 - ELECTION OF DIRECTORS
Our Board of Directors is divided into three classes, with each class serving staggered terms of three years, so that only one class is elected in any one year.  Under our by-laws, any director who reaches his or her 70th birthday agrees to resign from the Board of Directors as of the next Annual Meeting of Shareholders following such director’s 70th birthday. There are presently 13 directors. Patrick J. Shanahan, Jr. and John C. Warren will be age 70 as of the the Annual Meeting and, pursuant to our by-laws, will resign from the Board of Directors effective as of the Annual Meeting.

This year, based on the recommendation of our Nominating and Corporate Governance Committee (the “Nominating Committee”), a total of four individuals have been nominated for election to the Board of Directors, to serve until the 2018 Annual Meeting of Shareholders and until their respective successors are elected and qualified.

Based on the recommendation of our Nominating Committee, the Board of Directors has nominated Steven J. Crandall, Joseph J. MarcAurele, Victor J. Orsinger, II, Esq. and Edwin J. Santos for election at the Annual Meeting.  Each of the nominees for director is presently a director of the Corporation.  Each of the nominees has consented to being named a nominee in this Proxy Statement and has agreed to serve as a director if elected at the Annual Meeting.  In the event that any nominee is unable to serve, the persons named in the proxy have discretion to vote for other persons if the Board of Directors designates such other persons.  The Board of Directors has no reason to believe that any of the nominees will be unavailable for election.

Recommendation:	The Board of Directors unanimously recommends that shareholders vote “FOR” each of the nominees in this proposal.

_______________________

The following paragraphs provide information as of the date of this Proxy Statement about each member of the Board of Directors and each director nominee.  The information presented includes information provided by each director about positions held, principal occupation and business experience for the past five years or more.  The biographical description below for each nominee includes the specific experience, qualifications, attributes and skills that led to the conclusion by the Board of Directors that such person should serve as a director of the Corporation.  The biographical description below for each director who is not standing for election includes the specific experience, qualifications, attributes and skills that the Board of Directors would expect to consider if it were making a conclusion currently as to whether such person should serve as a director.  The Board of Directors did not currently evaluate whether these directors should serve as directors, as the terms for which they have been previously elected continue beyond the Annual Meeting.  In addition to the information presented below regarding each person’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director, we also believe all of our directors have a reputation for integrity, honesty and adherence to high ethical standards.  They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Corporation and its shareholders.

[Graphic Omitted]
John J. Bowen
Age:  63          Director since:  2011          Term of Office Expires:  2017
Business Experience:  Mr. Bowen has been the Chancellor, President and Chief Executive Officer of Johnson & Wales University, Providence, Rhode Island, since 2010, having served as President and Chief Executive Officer from 2004 to 2010, and is a member of the Board of Trustees of the University. He joined Johnson & Wales University in 1974 as a faculty member and currently oversees more than 17,000 students and approximately 2,000 employees at four domestic campuses. He serves as a board member for a wide variety of not-for-profit organizations and has previously served as a director of a large regional bank. Mr. Bowen’s qualifications to serve on the Board of Directors include his experience as an executive of a large, successful institution as well as his previous experience in the banking industry.

[Graphic Omitted]
Steven J. Crandall
Age: 62          Director since:  1983          Term of Office Expires:  2015
Business Experience:  Mr. Crandall has served as Vice President of Ashaway Line & Twine Manufacturing Co., a manufacturer of sporting goods products and medical threads, for over 35 years.  Mr. Crandall’s experience and responsibilities include domestic and international sales and marketing, corporate finance and financial analysis, and human resources management.  Mr. Crandall’s qualifications to serve on the Board of Directors include his extensive experience in sales and marketing as well as the management of a successful commercial and industrial business.

[Graphic Omitted]
Robert A. DiMuccio, CPA
Age:  57          Director Since:  2010          Term of Office Expires:  2017
Business Experience:  Mr. DiMuccio has served as President and Chief Executive Officer of Amica Mutual Insurance Company since 2005 and has held the title of Chairman since 2009. He joined Amica in 1991 as a Vice President and has held a variety of positions of progressive responsibility, including Chief Financial Officer and Treasurer.  Prior to joining Amica, Mr. DiMuccio was an audit partner with the public accounting firm of KPMG LLP, with experience in audits of public and non-public companies including banking and insurance companies. Mr. DiMuccio is also a director and past Chair of the Property Casualty Insurers Association of America and has earned the Chartered Property Casualty Underwriter (CPCU) designation. Mr. DiMuccio’s qualifications to serve on the Board of Directors include his extensive experience in the areas of audit, accounting and financial reporting, as well as his record of leadership in the financial services industry.

[Graphic Omitted]
Barry G. Hittner, Esq.
Age:  68          Director Since:  2003          Term of Office Expires:  2016
Business Experience:  Mr. Hittner is an attorney, and was Of Counsel with the firm of Cameron & Mittleman from 2003 to 2011. Prior to that, he was Of Counsel with the firm of Edwards & Angell, LLP. His legal experience over many years includes legal representation of banks and insurance entities.  He served as the Director of the Rhode Island Department of Business Regulation and as State Banking Commissioner from 1995 to 1999 and served as an attorney with the firm of Edwards & Angell from 1979 to 1995. Mr. Hittner’s qualifications to serve on the Board of Directors include his extensive legal experience, with particular emphasis in the financial services industry, as well as his background in the area of regulatory oversight.

[Graphic Omitted]
Katherine W. Hoxsie, CPA
Age:  66          Director Since:  1991          Term of Office Expires:  2016
Business Experience:  Ms. Hoxsie has been retired since 2008. She previously served as the Vice President of Hoxsie Buick-Pontiac-GMC Truck, Inc. automotive dealership, responsible for the company’s management and operations from 1991 until 2008. Prior to 1991, Ms. Hoxsie was employed by the public accounting firm of Price Waterhouse with experience in audits of public and non-public companies, including financial services companies. Ms. Hoxsie’s qualifications to serve on the Board of Directors include her expertise in the areas of audit, finance, accounting and taxation, as well as her knowledge of regulatory and financial reporting requirements.

[Graphic Omitted]
Joseph J. MarcAurele
Age:  63          Director Since:  2009          Term of Office Expires:  2015
Business Experience:  Mr. MarcAurele has served as Chairman and Chief Executive Officer of the Corporation and its subsidiary bank, The Washington Trust Company (the “Bank”), since April 2010. He also held the title of President of the Corporation and the Bank from April 2010 to November 2013. He joined Washington Trust in 2009 as President and Chief Operating Officer of the Corporation and The Washington Trust Company.  He served as President of Citizens Bank from 2007 to 2009 and previously held positions of President and Chief Executive Officer of Citizens Bank entities in Rhode Island and Connecticut from 2001 to 2007.  He held a series of positions of executive leadership at Citizens Bank from 1993 to 2001 in the areas of commercial lending, wealth management and private banking.  Prior to that, Mr. MarcAurele held positions at Fleet National Bank with concentration in commercial lending and credit analysis and also held the position of Senior Vice President, Director of Human Resources. Mr. MarcAurele’s qualifications to serve on the Board of Directors include his extensive experience in many areas of banking and financial services, experience in positions of executive leadership, and knowledge of the business community in our market area.

[Graphic Omitted]
Kathleen E. McKeough
Age:  64          Director Since:  2003          Term of Office Expires:  2016
Business Experience:  Ms. McKeough is retired and previously served as the Senior Vice President, Human Resources, of GTECH Holdings Corporation, a lottery industry and financial transaction processing company, from 2000 to 2004. From 1991 to 1999, she served with the U.S. division of Allied Domecq, PLC, a manufacturer and franchiser for 6,500 franchised stores, in positions which included Treasurer, Chief Financial Officer and Senior Vice President, Human Resources. Previously, she held positions in commercial lending and credit administration with Bank of Boston. Ms. McKeough’s qualifications to serve on the Board of Directors include her extensive experience in human resources matters as well as her experience in finance and banking.

[Graphic Omitted]
Victor J. Orsinger II, Esq.
Age:  68          Director Since:  1983          Term of Office Expires:  2015
Business Experience:  Mr. Orsinger is an attorney and since January 1, 2012, has had an independent law practice and has been Of Counsel with the firm of Orsinger Nardone Lallo and Thomsen. He was a partner in the law firm of Orsinger & Nardone Law Offices from 1985 through December 31, 2011. Previously, Mr. Orsinger was engaged in the practice of law either as a sole practitioner or affiliated with other attorneys and firms. Mr. Orsinger has over 42 years of legal experience in the areas of real estate, estate planning and probate matters, commercial loan transactions, and corporate and partnership law. Mr. Orsinger’s qualifications to serve on the Board of Directors include his broad legal experience, including in the areas of commercial and residential real estate lending and wealth management, and knowledge of corporate governance matters.

[Graphic Omitted]
H. Douglas Randall, III
Age:  67          Director Since:  2000          Term of Office Expires:  2017
Business Experience:  Mr. Randall is the Chief Executive Officer of Randall, Realtors, and also holds the title of Chief Executive Officer in several related firms including Kinlin Grover Real Estate (since 2009), Kinlin Grover Commercial (since 2010), Page Taft (since 2011) and Pequot Commercial (since 2012). These firms operate 29 realty offices with 485 professionals and staff in Rhode Island, Massachusetts and Connecticut. Mr. Randall has over 40 years of experience in realty and property use matters, holding Graduate Realtors Institute and Certified Residential Broker designations. Mr. Randall’s qualifications to serve on the Board of Directors include his extensive experience in and knowledge of real estate matters as well as the management of a successful realty business.

[Graphic Omitted]
Edwin J. Santos
Age:  55          Director Since:  2012          Term of Office Expires:  2015
Business Experience: Mr. Santos has had a distinguished career in banking, with experience in risk management, corporate governance, management advisory services, acquisitions, and reengineering efforts. He served for many years in various positions of significant responsibility with FleetBoston Financial Group and most recently served as Group Executive Vice President and General Auditor for Citizens Financial Group prior to his retirement in 2009. Mr. Santos currently serves as Chairman of Prospect CharterCARE, LLC and President of the Board of Trustees of the Rocky Hill School. He previously served as Vice Chairman of the Bryant University Board of Trustees. Mr. Santos’ professional competency, broad experience in the financial services industry and strong reputation in the Rhode Island community qualify him to serve on the Board of Directors.

[Graphic Omitted]
Patrick J. Shanahan, Jr.
Age:  70          Director Since:  2002          Term of Office Expires:  2015
Business Experience:  Mr. Shanahan is retired and was Chairman and Chief Executive Officer of First Financial Corp., a publicly traded Rhode Island bank holding company, from 1981 to 2002, and served as President and Chief Executive Officer of its commercial bank subsidiary, First Bank and Trust Company, from 1975 to 2002.  Mr. Shanahan has over 48 years experience in the financial services industry.  Mr. Shanahan’s qualifications to serve on the Board of Directors include his extensive experience in the leadership and governance of a commercial bank, his background in commercial lending, and his knowledge of financial reporting and bank regulatory matters.

[Graphic Omitted]
John F. Treanor
Age:  67          Director Since:  2001          Term of Office Expires:  2017
Business Experience:  Mr. Treanor served as President and Chief Operating Officer of the Corporation and the Bank from 1999 until his retirement in 2009. Mr. Treanor has over 42 years of experience in the financial services industry. Prior to joining Washington Trust, he held Chief Financial Officer positions with commercial banks for ten years and previously served as Director of Corporate Planning and Mergers and Acquisitions for a major Boston bank. Mr. Treanor is a member of the board of directors of the Federal Home Loan Bank of Boston, where he serves as chairman of its finance committee, and served as a member of the board of directors of Beacon Mutual Insurance Company from 2009 to 2014, where he served as chairperson of its audit committee. He is also a member of the board of directors of Thielsch Engineering, Inc. Mr. Treanor’s qualifications to serve on the Board of Directors include his strong background in banking and finance as well as his extensive knowledge of regulatory and governance matters.

[Graphic Omitted]
John C. Warren
Age:  69          Director Since:  1996          Term of Office Expires:  2016
Business Experience:  Mr. Warren retired as Chairman and Chief Executive Officer of the Corporation and the Bank in April 2010. He had served in that capacity since 1999, having joined Washington Trust as President in 1996. Mr. Warren has over 40 years of banking and capital markets experience.  Prior to joining Washington Trust, he served as Chief Executive Officer of Sterling Bancshares Corporation for six years.  Earlier, he held numerous positions in the fields of investments, asset/liability management and capital markets with Shawmut National Corp.  Mr. Warren’s qualifications to serve on the Board of Directors include his long experience in banking and finance as well as his successful experience in growth of the Corporation within existing markets and through acquisitions.

None of our director nominees or incumbents serves or has served during the past five years as a director of any other company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or that is registered as an investment company under the Investment Company Act of 1940, as amended.

The following table sets forth certain information as of February 27, 2015 regarding (i) the beneficial ownership interest in our common stock of the directors and certain executive officers of the Corporation and the Corporation’s subsidiary, The Washington Trust Company (the “Bank”), (ii) the beneficial ownership interest of all directors and executive officers of the Corporation, as a group, and (iii) the security holdings of each person, including any group of persons, known by the Corporation to be the beneficial owner of five percent (5%) or more of our common stock outstanding.

	Common Stock	Exercisable Options (a)	Vested Restricted Stock Units (b)	Total (c)	Percentage Of Class
Nominees and Directors:
Steven J. Crandall	10,035	—	1,000	11,035	0.07%
Joseph J. MarcAurele	31,179	21,000	—	52,179	0.31%
Victor J. Orsinger II, Esq.	12,624	—	1,000	13,624	0.08%
Edwin J. Santos	1,000	—	1,000	2,000	0.01%
Patrick J. Shanahan, Jr. (d)	43,448	—	2,490	45,938	0.27%
Barry G. Hittner, Esq.	9,444	—	1,000	10,444	0.06%
Katherine W. Hoxsie, CPA	134,697	—	1,000	135,697	0.81%
Kathleen E. McKeough	8,620	—	1,000	9,620	0.06%
John C. Warren (e)	47,681	—	2,490	50,171	0.30%
John J. Bowen	4,000	—	1,000	5,000	0.03%
Robert A. DiMuccio, CPA	3,379	—	1,000	4,379	0.03%
H. Douglas Randall, III	18,059	—	1,000	19,059	0.11%
John F. Treanor	24,876	—	1,000	25,876	0.15%
Certain Executive Officers:
Edward O. Handy, III	1,200	—	—	1,200	0.01%
David V. Devault	46,965	10,800	—	57,765	0.34%
Mark K. W. Gim	7,525	7,100	—	14,625	0.09%
James M. Hagerty	—	—	—	—	—%
All directors and executive officers as a group (25 persons)	456,973	77,421	14,980	549,374	3.26%
Beneficial Owners:
David W. Wallace (f) 680 Steamboat Rd., Greenwich, CT 06830	1,981,417	—	—	1,981,417	11.76%
Jean and David W. Wallace Foundation (g) 680 Steamboat Rd., Greenwich, CT 06830	915,000	—	—	915,000	5.43%
BlackRock, Inc. (h)	934,714	—	—	934,714	5.55%
Champlain Investment Partners, LLC (i)	889,255	—	—	889,255	5.28%
T. Rowe Price Associates, Inc. (j)	1,148,736	—	—	1,148,736	6.82%

(a)	Stock options that are or will become exercisable within 60 days of February 27, 2015.

(b)	Restricted stock units that are or will become exercisable within 60 days of February 27, 2015.

(c)
Total does not include a performance share unit award for Messrs. MarcAurele, Devault, and Gim as well as certain other executive officers that was based on the Corporation’s relative performance during the performance measurement period which ended December 31, 2014 and was further subject to a time-based vesting period which ended on January 17, 2015.  Relative performance results were not available as of February 27, 2015, and therefore, the final award has not been ascertained.  Information regarding this grant including the current performance assumption is presented under the heading “Outstanding Equity Awards at Fiscal Year End” later in this Proxy Statement.

(d)	Patrick J. Shanahan, Jr. has reached the age of 70. Pursuant to our bylaws, Mr. Shanahan will resign from the Board of Directors effective as of the Annual Meeting.

(e)	John C. Warren will reach the age of 70 prior to the Annual Meetings. Pursuant to our bylaws, Mr. Warren will resign from the Board of Directors effective as of the Annual Meeting.

(f)
Based on information set forth in an Amendment No. 16 to a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2015 and other information provided by Mr. Wallace to the Corporation.  Includes 134,000 shares owned by Mr. Wallace’s spouse, 915,000 shares held by the Jean and David W. Wallace Foundation, of which Mr. Wallace serves as Trustee, and 44,417 shares held by the Trust Two F/B/O Lindsay Mclean Juge for which Mr. Wallace’s spouse serves as trustee.

(g)
Based on information set forth in an Amendment No. 16 to a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2015.  These shares are also included in the shares owned by David W. Wallace as discussed in more detail in footnote (f) above.

(h)	Based on information set forth in an Amendment No. 5 to a Schedule 13G/A filed with the Securities and Exchange Commission on February 2, 2015.

(i)	Based on information set forth in an Amendment No. 3 to a Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2015.

(j)
Based on information set forth in an Amendment No. 5 to a Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2015.  These shares are owned by various individuals and institutional investors for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as an investment adviser with power to direct investments and/or sole power to vote the shares.  For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such shares; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such shares.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines, which are available on our website at www.washtrustbancorp.com under Investor Relations – Corporate Governance Documents.  The Guidelines describe our corporate governance practices and address issues such as Board composition and responsibilities, Board leadership structure, the Board’s relationship with management and executive succession planning.

Board Leadership Structure
The Board believes that the Corporation’s Chief Executive Officer is best positioned to serve as Chairman because he is the director most familiar with the Corporation’s business and industry, and most capable of effectively identifying and executing strategy priorities.  The Corporation’s independent directors bring experience, oversight and expertise from various areas outside the Corporation, while the Chief Executive Officer brings Corporation-specific experience and expertise.  The Board recognizes its responsibility to hold management accountable for the execution of strategy once it is developed.  The Board believes the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the duties described below, is in the best interest of shareholders because it fosters clear accountability and effective decision-making while providing the appropriate balance between strategy development and independent oversight of management.

Lead Director
The Corporation’s Corporate Governance Guidelines call for the Chairperson of the Nominating Committee of the Board to serve as Lead Director.  The Lead Director has the responsibility of presiding at all executive sessions of the non-employee, independent directors, consulting with the Chairman and Chief Executive Officer on Board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chairman and Chief Executive and advising him on the efficiency of the Board meetings and the facilitation of communication between the non-management directors and management.

Executive Sessions
The Board believes that executive sessions consisting solely of independent directors are part of good governance practices.  The Board conducts executive sessions as deemed necessary from time to time and as otherwise required by the NASDAQ Listing Rules.

Director Independence
The Corporation’s Board has determined that each of current directors John J. Bowen, Steven J. Crandall, Robert A. DiMuccio, Barry G. Hittner, Katherine W. Hoxsie, Kathleen E. McKeough, Victor J. Orsinger II, H. Douglas Randall, III, Edwin J. Santos, Patrick J. Shanahan, Jr., John F. Treanor and John C. Warren is considered independent under the NASDAQ Listing Rules.

Any interested party who wishes to make their concerns known to the independent directors may avail themselves of the same procedures utilized for shareholder communications with the Corporation’s Board, which procedures are described under the heading “Communications With the Board of Directors” on page 47 of this Proxy Statement.

The Board’s Role in Risk Oversight
The Board’s role in the Corporation’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Corporation, including operational, credit, interest rate, liquidity, fiduciary, legal, regulatory, compensation, strategic and reputational risks.  The full Board of the Corporation or the Bank (or the appropriate Committee in the case of risks that are under the purview of a particular Committee) receives these reports from the appropriate “risk owner” within the organization to enable it to understand and determine the adequacy of our risk identification, risk management and risk mitigation strategies.  When a Committee receives a report, the Chairman of the relevant Committee reports on the discussion to the full Board of the Corporation or the Bank at the next Board meeting.  This enables the Board and its Committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.  As part of its charter, the Audit Committee reviews the risk management program.

BOARD OF DIRECTORS AND COMMITTEES
Meeting Attendance
The Corporation’s Board of Directors held 11 meetings in 2014.  The Board of Directors of the Bank, the members of which included all of the Corporation’s Board members, held 11 meetings in 2014.  The independent directors of the Corporation’s Board and the Bank’s Board each met in executive session 2 times during 2014.  During 2014, each member of the Corporation’s Board attended at least 75% of the aggregate number of meetings of the Corporation’s Board, the Bank’s Board and the committees of the Corporation’s Board of which such person was a member.  While we do not have a formal policy related to Board member attendance at annual meetings of shareholders, directors are encouraged to attend each annual meeting to the extent reasonably practicable.  Each of our directors attended the April 22, 2014 Annual Meeting of Shareholders except John C. Bowen and John F. Treanor.

Board Committees
The committees of the Corporation’s Board consist of an Executive Committee, a Nominating Committee, an Audit Committee and a Compensation and Human Resources Committee (the “Compensation Committee”).

Executive Committee
Members of the Executive Committee are directors Orsinger (Chairperson), Hittner, Hoxsie, McKeough and MarcAurele.  The Executive Committee met one time in 2014. When the Corporation’s Board is not in session, the Executive Committee is entitled to exercise all the powers and duties of the Corporation’s Board.

Nominating Committee
Members of the Nominating Committee are directors Orsinger (Chairperson), Hittner, Hoxsie and McKeough.  No member of the Nominating Committee is an employee of the Corporation and each is considered independent.  As needed, the members of the Nominating Committee meet without the presence of employee directors or management.  The Nominating Committee met 5 times in 2014.

The Nominating Committee has a written charter that is available on our website at www.washtrustbancorp.com under Investor Relations – Corporate Governance Documents.  The Nominating Committee’s responsibilities and authorities, which are discussed in detail in its charter, include, among other things:

▪	Establishing procedures for identifying and evaluating nominees for the Board.

▪	Establishing procedures to be followed by shareholders in submitting recommendations for director candidates to the Nominating Committee.

▪	Reviewing and assessing succession plans for the Chief Executive Officer position.

▪	Developing and recommending to the Corporation’s Board a set of Corporate Governance Guidelines and recommending any changes to such Guidelines.

▪	Overseeing the evaluation of the Corporation’s Board and management.

Neither the Nominating Committee nor the Board has a policy with regard to the consideration of diversity in identifying director nominees, although both may consider diversity when identifying and evaluating proposed director candidates.  At a minimum, each nominee to become a Board member, whether proposed by a shareholder or any other party, must (1) have the highest personal and professional integrity, demonstrate sound judgment and effectively interact with other members of the Corporation’s Board to serve the long-term interests of the Corporation and our shareholders; (2) have experience at a strategic or policy-making level in a business, government, not-for-profit or academic organization of high standing; (3) have a record of distinguished accomplishment in his or her field; (4) be well regarded in the community and have a long-term reputation for the highest ethical and moral standards; (5) have sufficient time and availability to devote to the affairs of the Corporation, particularly in light of the number of boards on which the nominee may serve; and (6) to the extent such nominee serves or has previously served on other boards, have a demonstrated history of actively contributing at board meetings.

The Nominating Committee will evaluate all such proposed nominees in the same manner, without regard to the source of the initial recommendation of such proposed nominee.  In seeking candidates to consider for nomination to fill a vacancy on the Corporation’s Board, the Nominating Committee may solicit recommendations from a variety of sources, including current directors, our Chief Executive Officer and other executive officers.  The Nominating Committee may also engage a search firm to identify or evaluate or assist in identifying or evaluating candidates.

The Nominating Committee will consider nominees recommended by shareholders.  Shareholders who wish to submit recommendations for candidates to the Nominating Committee must submit their recommendations in writing to the Secretary of the Corporation at 23 Broad Street, Westerly, RI 02891, who will forward all recommendations to the Nominating Committee.  For a shareholder recommendation to be considered by the Nominating Committee at the 2016 Annual Meeting of Shareholders, it must be submitted to the Corporation by November 16, 2015.  All shareholder recommendations for nominees must include the following information: (1) the name and address of record of the shareholder; (2) a representation that the shareholder is a record holder of our securities, or if the shareholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act; (3) the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed nominee; (4) a description of the qualifications and background of the proposed nominee that addresses the minimum qualifications and other criteria for board membership approved by the Corporation’s Board; (5) a description of all arrangements or understandings between the shareholder and the proposed nominee; (6) the consent of the proposed nominee to (a) be named in the proxy statement relating to our 2016 Annual Meeting of Shareholders, and (b) serve as a director if elected at the 2016 Annual Meeting of Shareholders; and (7) any other information regarding the proposed nominee that is required to be included in a proxy statement filed pursuant to the rules of the SEC.

Shareholder nominations that are not being submitted to the Nominating Committee for consideration may be made at an Annual Meeting of Shareholders in accordance with the procedures set forth in clause (e) of Article Eighth of our Restated Articles of Incorporation, as amended.  Specifically, advanced written notice of any nominations must be received by the Secretary not less than 14 days nor more than 60 days prior to any meeting of shareholders called for the election of directors (provided that if fewer than 21 days’ notice of the meeting is given to shareholders, notice of the proposed nomination must be received by the Secretary not later than the close of the 10th day following the day on which notice of the meeting was mailed to shareholders).

The Nominating Committee recommended that Steven J. Crandall, Joseph J. MarcAurele, Victor J. Orsinger, II, Esq. and Edwin J. Santos be nominated for election to serve as directors until the 2018 Annual Meeting of Shareholders.

Audit Committee
Members of the Audit Committee are directors Hoxsie (Chairperson), Crandall, DiMuccio, Hittner, McKeough, Santos and Shanahan.  No member of the Audit Committee is an employee of the Corporation and each is considered independent under the NASDAQ Listing Rules and Rule 10A-3(b)(1) under the Exchange Act.  The Corporation’s Board has determined that Ms. Hoxsie and Mr. DiMuccio each qualify as an “audit committee financial expert” under the Exchange Act.  The Audit Committee met 8 times in 2014. The Committee also meets in executive session without the presence of management and met 3 times in this capacity during 2014.

The Audit Committee has a written charter that is available on our website at www.washtrustbancorp.com under Investor Relations – Corporate Governance Documents.  The role of the Audit Committee is to oversee (a) the accounting and financial reporting processes of the Corporation and its subsidiaries; (b) the audits of the financial statements of the Corporation and its subsidiaries; and (c) the Corporation and the Bank’s internal controls, loan review, risk management, compliance, security, Code of Ethics, credit quality and allowance for loan losses. To that end, the Audit Committee is directly responsible for, among other things, (i) the appointment, retention and oversight, and for determining the compensation, of the Corporation’s independent registered public accounting firm, (ii) evaluating the independence of the Corporation’s independent registered public accounting firm, (iii) the review and approval of the overall audit plans, including scope and staffing, (iv) oversight of the Corporation’s internal audit function, (v) review of the loan review program and loan review results, (vi) oversight of risk management activities, (vii) oversight of the compliance program, (viii) oversight of the security program, and (ix) review of the Code of Ethics and the Corporation’s related compliance program.

While the Audit Committee oversees our financial reporting process for the Corporation’s Board consistent with the Audit Committee Charter, management has primary responsibility for this process, including our system of internal controls, and for the preparation of our consolidated financial statements in accordance with U.S. generally accepted accounting principles.  In addition, our independent registered public accounting firm, and not the Audit Committee, is responsible for auditing those financial statements.  The Audit Committee’s report on our audited financial statements for the fiscal year ended December 31, 2014 appears elsewhere in this Proxy Statement.

Compensation Committee
Members of the Compensation Committee are directors McKeough (Chairperson), Bowen, DiMuccio, Hittner and Santos.  Directors Orsinger and Shanahan served as members of the Compensation Committee through April 2014. No member of the Compensation Committee is an employee of the Corporation and each is considered independent under the currently applicable NASDAQ Listing Rules.  The Compensation Committee met 7 times in 2014.

The Compensation Committee has a written charter that is available on our website at www.washtrustbancorp.com under Investor Relations – Corporate Governance Documents.  Generally, the Compensation Committee is responsible for executive and director compensation decisions, and reports all actions to the members of the Corporation’s Board.  The Compensation Committee’s responsibilities and authorities, which are discussed in detail in its charter, include, among other things:

▪	Establishing our compensation philosophy, and reviewing compensation practices to ensure alignment with that philosophy.

▪	Establishing annual compensation for the Chief Executive Officer and all other executive officers including salary, incentive, and equity compensation.

▪	Establishing incentive plans for all employees, and approving awards under such plans to the Chief Executive Officer and all other executive officers.

▪	Establishing director compensation.

▪	Approving equity compensation awards and the terms of such awards to employees and directors.

▪	Reviewing the impact of our compensation practices in relation to the Corporation’s risk management objectives.

▪	Administering our retirement, benefit, and equity compensation plans, programs, and policies.

A schedule of meetings and preliminary agenda is established at the end of each year for the coming fiscal year.  The agenda for Compensation Committee meetings is determined by its Chairperson with the assistance of the Executive Vice President, Human Resources.  Compensation Committee meetings are regularly attended by the Chief Executive Officer and other members of the senior management team, although they are not voting members nor are they present during executive session deliberations regarding their own compensation.  The Compensation Committee meets regularly in executive session without the presence of employee directors and management.  The Compensation Committee met in executive session 7 times during 2014.

The Compensation Committee has authority under its charter to select, retain, terminate, and approve the fees of advisers, counsel or other experts or consultants, as it deems appropriate.  For fiscal year 2014, the Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”), an independent compensation consulting firm, to assist in fulfillment of its duties.  The selection of Meridian was made by the Compensation Committee after review of, among other things, the Committee’s needs, the qualifications of the firm’s personnel, the firm’s independence, the firm’s resources, past experience with the firm, and a good faith estimate of fees, and was not made pursuant to the recommendation of management.  The compensation consultant advises the Compensation Committee with respect to compensation and benefit trends, best practices, market analysis, plan design, and establishing targets for individual compensation awards.  The use of an independent compensation consultant provides additional assurance that our executive compensation programs are reasonable and consistent with our philosophy and objectives.  The compensation consultant reports directly to the Compensation Committee and attended several meetings during 2014.  The Compensation Committee meets with the compensation consultant from time to time in executive session without the presence of employee directors and management.  The Compensation Committee does not prohibit its advisers from providing services to management, but such engagement must be requested or approved by the Compensation Committee.

During 2014, Meridian received total remuneration of $70,530 for consulting services on behalf of the Compensation Committee related to compensation analysis and planning.  We did not engage Meridian for any services other than those related to executive and director compensation consulting on behalf of the Compensation Committee during 2014.  The Compensation Committee has considered all relevant factors, including the six factors listed in Rule 10C-1(b)(4) of the Exchange Act and further included in the Compensation Committee’s charter, and determined that no conflict of interest exists with respect to Meridian.

The Compensation Committee may delegate authority to fulfill certain administrative duties regarding the compensation and benefit programs to our senior management team.  The Compensation Committee solicits the input and recommendations of the Chief Executive Officer for compensation awards to other executives, including the named executive officers.  Such awards are further discussed in executive session, with decisions made by the Compensation Committee without the Chief Executive Officer’s involvement.

The Compensation Committee’s report on executive compensation appears elsewhere in this Proxy Statement.

Please note that the information contained on our website is not incorporated by reference in, or considered to be a part of, this Proxy Statement.

EXECUTIVE OFFICERS
The following is a list of all executive officers of the Corporation and the Bank with their titles, ages, and years of service, followed by certain biographical information as of December 31, 2014.

Name	Title	Age	Years of Service
Joseph J. MarcAurele	Chairman and Chief Executive Officer of the Corporation and the Bank	63	5
Edward O. Handy, III	President and Chief Operating Officer of the Corporation and the Bank	53	1
David V. Devault	Vice Chair, Secretary and Chief Financial Officer of the Corporation and the Bank	60	28
Mark K. W. Gim	Executive Vice President, Wealth Management and Treasurer of the Corporation and the Bank	48	21
Stephen M. Bessette	Executive Vice President, Retail Lending of the Bank	67	18
Kristen L. DiSanto	Executive Vice President, Human Resources of the Bank	45	20
Debra A. Gormley	Executive Vice President, Retail Banking of the Bank	59	4
James M. Hagerty	Executive Vice President and Chief Lending Officer of the Bank	57	2
Barbara J. Perino, CPA	Executive Vice President, Operations of the Bank	53	26
Dennis L. Algiere	Senior Vice President, Chief Compliance Officer and Director of Community Affairs of the Bank	54	19
Elizabeth B. Eckel	Senior Vice President, Marketing of the Bank	54	23
Brenda H. Senak	Senior Vice President, Risk Management of the Bank	62	6
John P. Sullivan	Senor Vice President, Chief Information Officer of the Bank	44	3

Mr. MarcAurele’s biographical information appears on page 4 of this Proxy Statement.
Edward O. Handy, III joined Washington Trust in 2013 as President and Chief Operating Officer of the Corporation and the Bank.  He served as President of Citizens Bank in Rhode Island and Connecticut from 2009 to 2013 and previously held the positions of Executive Vice President, Head of Commercial Real Estate from 2007 to 2009 and President / Chief Executive Officer of Charter One Bank, an affiliate of Citizens Bank, from 2005 to 2008. He previously held a series of positions of senior leadership at Citizens Bank and related companies from 1995 to 2005, primarily in the area of commercial real estate lending.  Prior to that, Mr. Handy held positions at Fleet National Bank with concentration in commercial lending and credit analysis.
David V. Devault joined the Bank in 1986 as Controller.  He was promoted to Vice President and Chief Financial Officer of the Corporation and the Bank in 1987 and to Senior Vice President and Chief Financial Officer of the Corporation and the Bank in 1990.  In 1997, he was also elected Treasurer of the Corporation and the Bank.  He was named Executive Vice President, Treasurer and Chief Financial Officer of the Corporation and the Bank in 1998.  He was appointed to the position of Secretary of the Bank in 2002 and Secretary of the Corporation in 2005.  In 2008, his title was changed to Executive Vice President, Chief Financial Officer and Secretary of the Corporation and the Bank.  He was promoted to Senior Executive Vice President in 2010 and in September 2013 he was promoted to Vice Chair, Secretary and Chief Financial Officer of the Corporation and the Bank.
Mark K. W. Gim joined the Bank in 1993 as Financial Planning Officer.  He was promoted to Assistant Vice President – Financial Planning of the Bank in 1995, and to Vice President – Financial Planning of the Bank in 1996.  In 2000, he was promoted to Senior Vice President – Financial Planning and Asset/Liability Management of the Bank.  He was named Executive Vice President and Treasurer of the Corporation and the Bank in 2008. In May 2013, he was promoted to Executive Vice President, Wealth Management and Treasurer.

Stephen M. Bessette joined the Bank in 1997 as Senior Vice President, Retail Lending.  He was named Executive Vice President – Retail Lending in 2005.
Kristen L. DiSanto joined the Bank in 1994 and was named Assistant Vice President in 1996 and Vice President in 1998.  She was promoted to Senior Vice President, Human Resources in 2009. She was promoted to Executive Vice President – Human Resources in 2012.
Debra A. Gormley joined the Bank in 2011 as Senior Vice President, Retail Banking. She was promoted to Executive Vice President, Retail Banking in 2014. She previously served as Senior Vice President, Head of Learning Delivery, within the Learning & Development Division at Citizens Bank from 2007 to 2010 and prior to that held a series of positions of senior responsibility at Citizens Bank as a Senior Vice President in the Retail Banking Division.
James M. Hagerty joined the Bank in 2012 as Executive Vice President and Chief Lending Officer. From December 2001 until he joined Washington Trust, he served as Senior Vice President, Rhode Island Market Manager, for Citizens Bank, responsible for middle market and not-for-profit commercial lending.
Barbara J. Perino joined the Bank in 1988 as Financial Accounting Officer.  She was named Controller in 1989 and Vice President - Controller in 1992.  In 1998, she was promoted to Senior Vice President – Operations and Technology. She was promoted to Executive Vice President in 2010 and has served as Executive Vice President, Operations since March 2013.
Dennis L. Algiere joined the Bank in 1995 as Compliance Officer. He was named Vice President – Compliance in 1996 and was promoted to Senior Vice President, Compliance and Community Affairs in 2001.  He was named Senior Vice President, Chief Compliance Officer and Director of Community Affairs in 2003.
Elizabeth B. Eckel joined the Bank in 1991 as Director of Advertising and Public Relations. In 1995, she was named Vice President – Marketing. She was promoted to Senior Vice President, Marketing in 2000.
Brenda H. Senak joined the Bank in 2008 as Senior Vice President, Risk Management.  Prior to joining Washington Trust, she held credit risk approval and other risk management executive positions in the Global Wealth and Investment Management Division of Bank of America, including the position of Senior Vice President, Senior Credit Risk Approval Executive from 2006 to 2008.
John P. Sullivan joined the Bank in 2011 as Vice President, Technology Risk and Security. He was promoted to Senior Vice President, Technology in January 2012. He was named, Senior Vice President, Chief Information Officer in 2014. Prior to joining Washington Trust, he served as Vice President, Director of Project Management at Bank Rhode Island beginning in 2009. He previously served as Senior Vice President, Technology Services Risk at Citizens Bank.

COMPENSATION RISK ANALYSIS
Annually, the Compensation Committee performs a complete review of the Corporation’s short-term and long-term incentive compensation plans to assess and ensure that incentive arrangements do not encourage executives and/or other employees to take excessive risks.  The results of this review are presented by the Compensation Committee Chairman to the Board of Directors.

As part of the review, the Compensation Committee analyzes governance practices, plan design, and policies and internal controls.  The Compensation Committee identifies areas of material risk to the Corporation, including operational, credit, interest rate, liquidity, compliance, strategic and reputational risks.  Following the completion of a detailed analysis, the Compensation Committee concluded that all incentive plans appropriately balance risk and reward, and align employee interests with shareholders based on the following observations:

▪
We structure our pay to consist of both fixed (salary) and variable compensation (cash incentive and equity compensation). We believe that the variable elements provide an appropriate percentage of overall compensation to motivate executives to focus on our performance, while the fixed element serves to provide an appropriate and fair compensation level that does not encourage executives to take unnecessary or excessive risks in achievement of goals.

▪	Our compensation program balances short-term and long-term performance, and does not place inappropriate focus on achieving short-term results at the risk of long-term, sustained performance.

▪
Most incentive plans (including the plans covering our executive officers) include a threshold, target and maximum payment.  The maximum ensures that payments do not exceed a certain level, keeping compensation mix within acceptable ranges and limiting excessive payments under any one element.

▪	All incentive plan designs are reviewed and approved by the Compensation Committee annually.

▪
Performance targets for the annual performance plan, which covers most executives, are established annually by the Board.  We have internal controls over the measurement and calculation of these performance metrics, which are designed to prevent manipulation of results by any employee, including the executives. Additionally, the Board monitors the corporate performance metrics each month.

▪
The Compensation Committee has the discretion to modify any plan payment downwards, allowing the Committee to consider the circumstances surrounding corporate and/or individual performance and adjust payments accordingly.

▪
The incentive programs covering named executive officers include a “clawback” provision requiring the executives to reimburse the Corporation for any plan payment that would not have been earned based on restated financial results.  The “clawback” provision is intended to discourage executives from manipulating performance results that would assure a payment.

▪	There are appropriate internal controls and oversight of the approval and processing of payments.

▪	There are robust internal controls and segregation of duties throughout the Corporation, including areas responsible for making credit and investment decisions.

▪
The Corporation’s existing governance and organizational structure includes a substantial risk management component with oversight by the Board and the appointment of a Senior Risk Officer. Additionally, oversight functions are performed by the Enterprise Risk Management Committee of senior management as well as various committees of management or the Bank’s Board responsible for managing the risks associated with credit granting, interest rate and liquidity, investment portfolio management, fiduciary services and technology.  These committees are responsible for forming economic assumptions that are used in planning and budgeting, evaluating all new initiatives and evaluating risk.

▪
Equity compensation consists of performance share units, restricted stock units, and stock options, which vest over three or five years. These grants encourage executives to take a long-term perspective on overall corporate performance, which ultimately influences share price appreciation.  Equity compensation helps to motivate long-term performance, balancing the cash incentives in place to motivate short-term performance.

▪
Annually, the Compensation Committee reviews our 25 top paid employees, regardless of position, which provides added context and oversight to payments made under the incentive plans to individuals beyond the senior management levels.

COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Committee (the “Committee”) has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy. The Committee ensures that the total compensation paid to senior executives is fair, reasonable, competitive, performance-based and aligned with shareholder interests.

Executive Summary
The Corporation had another year of exceptional performance in 2014, highlighted by record earnings and growth along key business lines. We continue to be a high performing regional bank with a unique competitive business model that features revenue diversity, a proven growth strategy, low risk profile, and solid capital position. We continue to gain market share, attract new clients, and build existing relationships by focusing on service excellence and offering superior retail, business and wealth management products.

Our profitability remained strong during 2014. We generated a record $40.8 million in net income, or $2.41 per diluted share. Return on equity (ROE) was 11.87% and return on assets (ROA) was 1.23%. The achievement of these profitability results was driven by strong performance in all key lines of business:

▪
Increased loan portfolio by 16.1%. Total loans were $2.9 billion at year end, up $396.4 million, from December 31, 2013. Total commercial loans increased by $172.2 million, or 12.6%, with growth in both commercial real estate and commercial and industrial loan portfolios. The residential real estate loan portfolio grew by $212.7 million, or 27.5%.

▪	Achieved record deposit level. Total deposits reached a record $2.8 billion at year end, up $249.5 million or 10.0% from December 31, 2013.

▪
Continued strength in mortgage banking activities. Our mortgage banking business line also continued to provide a strong contribution to the Corporation’s profitability. Despite a continued slowdown in mortgage refinancing activities, total origination volume remained respectable at $700.3 million. Mortgage banking revenues totaled $6.8 million in 2014.

▪
Wealth management revenues and assets under administration reached record levels. Our wealth management business line recorded solid growth in assets under administration, which stood at a record $5.1 billion at December 31, 2014. Wealth management revenues also reached an all-time high of $33.4 million, up 4.9% over 2013.

▪	Asset quality indicators remained strong. Nonperforming assets decreased to 0.48% of total assets at December 31, 2014 from 0.62% of total assets at the end of 2013.

▪
Continued leveraging opportunities for organic growth. Contributing to our success was the expansion of our branch footprint, as well as continued expansion of our mortgage origination team. Additionally, we continue to benefit from a growing awareness in an expanding market area of Washington Trust as one of the premier financial institutions in New England.

▪
Top performer as compared to our peers. Performance was also strong in comparison to industry peers. For 2014, our core return on equity, core return on assets, price to book ratio and total non-interest income as a percentage of total revenue exceeded the 90th percentile of the group of all publicly-traded banks and thrifts located in New England and the Mid-Atlantic (excluding institutions in Puerto Rico) with assets of $1.5 billion to $6.5 billion, while growth in loans held for investment, deposit growth, dividend yield, dividend growth rate, total one-year shareholder return and improvement in net interest margin exceeded the 60th percentile of the same peer group (source: SNL Financial, for companies reporting as of February 17, 2015).

All of this contributed to a substantial increase in shareholder value as our stock price closed out the year at $40.18 per share, up 8.0% from the 2013 close. Further, we increased our shareholder dividend twice during 2014 increasing the total dividend by 19 cents over the amount paid for 2013.  These outstanding results were achieved against the backdrop of a highly competitive marketplace, an industry-wide decrease in mortgage banking activity, margin compression, and a slowly recovering economy, which underscores the strength of our business model. Furthermore, we believe the Corporation is well positioned to continue our positive growth momentum into 2015 and beyond.

In recognition of the Corporation’s financial performance and the contributions made by the named executive officers in 2014, the following compensation actions were approved by the Committee.

▪	The Committee approved base salary merit increases in 2014 and 2015 in line with market trends.

▪	The Committee approved payments under the Annual Performance Plan based on the plan’s formula. Payments to executives were above target as a result of the superior performance in 2014.

▪	The Committee approved a payment under the Wealth Management Business Building Incentive Plan based on the plan’s formula. Based on 2014 results, this payment was at 54.2% of the target.

▪	Performance share unit awards were granted to all named executive officers to continue our focus on long-term performance.

The actions and the Committee’s decision making process are further explained in the narrative following this summary. We believe these actions underscore that our compensation programs are built on a foundation of compensation best practices, which we believe our shareholders demand, including:

A Clear Pay for Performance Link

-	52.4% of target compensation for our Chief Executive Officer is performance-based with both absolute and relative metrics.
-	On average, 47.0% of target compensation for our other named executive officers is performance-based with both absolute and relative metrics.
-	Short-term cash incentives reward absolute corporate performance and execution of our business plan.
-
100% of equity compensation grants to the named executive officers were made in the form of performance share units in 2014. These grants reward long-term results based on the Corporation’s performance relative to an industry comparator group.

Best Practices in Corporate Governance

-	Use of tally sheets and other analyses to evaluate the effectiveness of our compensation programs.
-	Stock holding and equity retention guidelines for all named executive officers to promote meaningful and significant stock ownership.
-	“Clawback” provisions for all of our short-term and long-term incentive compensation programs.
-
Reasonable provisions in all new change in control agreements (no tax gross-up payment; double triggers, reasonable multiples, etc.) including the agreements covering the Chief Executive Officer and Chief Operating Officer.

-	Incentive compensation that does not promote excessive risk and supports the Corporation’s short-term and long-term financial goals.
-	Anti-hedging policy.

Compensation Philosophy and Objectives
Our success is highly dependent on hiring, developing and retaining qualified people who are motivated to perform for the benefit of our shareholders, the community, and customers.  The Committee believes that an effective executive compensation program should be designed to reward the achievement of specific annual, long-term and strategic goals, and align executive interests with shareholders, with the ultimate objective of enhancing shareholder value.  The goal of our compensation program is to compensate senior leadership in a manner that encourages superior corporate performance, defined as at or above the top third of our peer group.

Our compensation program places emphasis on:

▪	attracting and retaining the best talent in the financial services industry;

▪	providing compensation for key executives that is competitive with similarly-sized financial institutions;

▪	linking pay to performance;

▪	motivating executives to achieve the goals set in our strategic plan;

▪	returning a fair value to shareholders; and

▪	ensuring that compensation supports sound risk management practices.

To these ends, the Committee believes that compensation packages provided to executives, including the named executive officers listed in this Proxy Statement, should include both cash and stock-based compensation that reward performance as measured against established goals.

Benchmarking Compensation
Prior to the beginning of the fiscal year, the Committee consulted with an independent compensation consulting firm to assess the competitiveness and effectiveness of our executive compensation program.  The compensation consultant provided an analysis of base salary, short-term incentive, long-term incentive and benefit practices of comparable companies in the banking industry.  The compensation consultant considered individual compensation elements as well as the total compensation package, and assessed the relationship of pay to performance.

In performing this analysis, the consultant used a peer group of banking institutions, which was reviewed and approved by the Committee.  The peer group included institutions of generally similar asset size, regional location, and to the extent possible, organizations with a wealth management business line.  At the time the peer group was selected, the Corporation was positioned at approximately the 43rd percentile of the peer group in terms of total assets, with asset size ranging from $1.5 billion to $6.5 billion (approximately one-half to two times the size of the Corporation). All banks were based in the Northeast and MidAtlantic region.  The peer group used in the report presented for consideration of 2014 compensation decisions consisted of the following financial institutions:

Arrow Financial Corporation	Berkshire Hills Bancorp, Inc.	Brookline Bancorp, Inc.
Bryn Mawr Bank Corporation	Camden National Corporation	Century Bancorp, Inc.
CNB Financial Corporation	First Commonwealth Financial Corp.	First of Long Island Corporation
Hudson Valley Holding Corp.	Independent Bank Corp.	Lakeland Bancorp, Inc.
NBT Bancorp Inc.	OceanFirst Financial Corp.	Provident New York Bancorp
S & T Bancorp, Inc.	Sandy Spring Bancorp, Inc.	Tompkins Financial Corporation
TrustCo Bank Corp NY	Univest Corporation of Pennsylvania	WSFS Financial Corporation

Because a peer group analysis is limited to those positions for which compensation information is disclosed publicly, these studies typically include only the five most highly compensated officers at each company.  Therefore, the compensation consultant also relied on published compensation surveys to supplement peer group information.  Surveys used for the 2014 study included the Pearl Meyer & Partners Northeast Banking Compensation Survey, American Bankers’ Association Compensation and Benefits Survey and the Kenexa Consensus Database.  Similar asset and regional scope comparisons were used for the benchmarking analysis.

Setting Executive Compensation
After the Committee has established targeted overall compensation for each executive, compensation is allocated among base salary, short-term cash incentive, and long-term equity compensation elements. We believe that this target mix allows our compensation to vary appropriately based on corporate and individual performance in a manner that is aligned with shareholder interests and represents sound risk management principles.

Our philosophy is to target total compensation at the 50th percentile of our peer group, with opportunities for upward or downward adjustment based on actual corporate performance on an absolute and relative basis. The following table outlines our target compensation mix:

	Base Salary	Performance-Based Compensation Elements
		Short-Term Cash Incentive	Long-Term Equity Incentive
MarcAurele	47.6%	23.8%	28.6%
Handy	55.6%	22.2%	22.2%
Devault	52.6%	21.1%	26.3%
Hagerty	55.6%	19.4%	25.0%
Gim	48.2%	32.5%	19.3%

Because a substantial portion of the compensation is based on short-term and long-term corporate, divisional and individual performance results, total compensation as well the percentage of compensation delivered under each element will vary annually. We believe that our most senior executives should have a significant portion of pay provided through performance-based compensation elements and therefore, be at-risk to the executive.

Tally Sheets and Wealth Accumulation Analyses
Annually, the Committee reviews a presentation of total compensation or “tally sheet,” for each executive officer. This detailed analysis of actual and potential compensation includes:

▪	a summary of total compensation for the current and previous fiscal year;

▪	actual allocation to each compensation element;

▪	bonus opportunity and related performance levels needed to achieve threshold, target and maximum payouts;

▪	the value of perquisites, if applicable;

▪	potential value of unvested equity grants at various levels of stock performance;

▪	stock ownership levels;

▪	overall total compensation ranking within the Corporation;

▪	ratio of CEO compensation to the median employee; and

▪	potential post-employment payments.

The Committee uses the tally sheets to evaluate each executive officer’s total compensation, as well as the impact of the Corporation’s performance on compensation. We believe this analysis is an integral part of our evaluation of the executive compensation program.

The Role of Shareholder Say-on-Pay Votes
The Corporation provides its shareholders with the opportunity to cast an annual advisory vote to approve the compensation of the named executive officers (the “say-on-pay proposal”). At the Annual Meeting of Shareholders held on April 22, 2014, 97% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. We believe this affirms shareholders’ support of our approach to executive compensation, and did not significantly change the approach in 2014. The Committee will continue to consider the outcome of the annual say-on-pay proposal when making future compensation decisions for the named executive officers.

Compensation Decisions
The Committee is responsible for executive compensation decisions and reports all actions to the Corporation’s Board. In determining compensation for the Chief Executive Officer, the Committee considers the compensation consultant’s analysis, compensation survey data, corporate performance, economic conditions, and the assessment of the executive’s performance by the independent directors of the Corporation’s Board.  For all other executives, the Committee considers the compensation consultant’s analysis, compensation survey data, corporate and business unit performance, economic conditions, and the Chief Executive Officer’s assessment of the executive’s performance.  The Committee solicits the input and recommendations of the Chief Executive Officer for compensation awards to other executives, including the named executive officers.

Base Salary
Our base salaries consider market pay levels and reflect individual roles, performance, experience and leadership contribution.  Generally, base salaries are targeted at the 50th percentile of our peer group.

In reviewing the Chief Executive Officer’s base salary and the base salary recommendations made by the Chief Executive Officer for other executives, the Committee primarily considers:

▪	the compensation consultant’s analysis and compensation survey data;

▪	the executive’s compensation relative to other executive officers;

▪	recent and expected performance of the executive;

▪	the Corporation’s recent and expected overall performance; and

▪	the Corporation’s overall budget for base salary increases.

The Committee approved base salaries for the named executive officers as outlined below.

	2014 Salary	2015 Salary
MarcAurele	$515,000	$540,000
Handy	$385,000	$397,000
Devault	$300,000	$309,000
Gim	$240,000	$250,000
Hagerty	$231,700	$240,000

Cash Incentive
The Committee believes that cash incentives are instrumental in motivating and rewarding executives for achievement of corporate and division goals.  All of our named executive officers participate in our Annual Performance Plan.  In addition, Mr. Gim participates in our Wealth Management Business Building Incentive Plan, which rewards achievement of growth targets for the wealth management business unit.

Plan terms, including the target bonus levels and relationship of payouts to achievement of financial metrics, were established by the Committee in consultation with the compensation consultant.  Annually, the Committee reviews the plans to ensure that they are designed in a manner that continues to motivate employees to achieve our strategic goals.

Cash Incentive Opportunities Under Annual Performance Plan
The Annual Performance Plan provides the opportunity to earn cash awards based on achievements relative to predefined corporate financial goals and individual performance. The plan has a maximum payout of 150% under both the corporate and individual performance components. The target incentive opportunity is a percentage of base salary earnings, and varies by role and level of responsibility as outlined in the following table.

	2014 Target Incentive Opportunity	Allocation
		Corporate Performance	Individual Performance
MarcAurele	50%	70%	30%
Handy	40%	70%	30%
Devault	40%	60%	40%
Gim	30%	60%	40%
Hagerty	35%	60%	40%

Regardless of the actual award determined by the plan parameters, the Committee has the discretion to modify any award downwards. The plan also contains a “clawback” provision as further described under the heading “Recoupment (Clawback) Policy” later in this Proxy Statement.

Performance Measures
Corporate performance is based on three financial metrics - net income, fully diluted earnings per share (EPS), and return on equity (ROE), with each metric receiving equal weighting.  We believe these measures are an appropriate reflection of our annual performance, profitability, and contribution to shareholders.
At the beginning of each year, the Board establishes performance targets based on our strategic objectives.  At the end of each year, the actual performance for each of the financial metrics is measured separately against its target. Corporate performance exceeding a threshold of 80% of the performance target will result in progressively increasing payment levels, ranging from 50% to 150% of the target award as outlined below.

Performance Results	Award Level (as a % of Target)
<80.0%	0.0%
80.0% to 82.4%	50.0%
82.5% to 87.4%	62.5%
87.5% to 92.4%	75.0%
92.5% to 97.4%	87.5%
97.5% to 102.4%	100.0%
102.5% to 107.4%	112.5%
107.5% to 112.4%	125.0%
112.5% to 117.4%	137.5%
117.5% +	150.0%

In order to qualify for an individual performance award, the weighted average of the financial metrics must be at least 80%. Once that threshold level is achieved, individual performance awards range from 0% to 150% of the target, based on an assessment of employee performance against expectations established at the beginning of each year. Individual performance for the Chief Executive Officer is determined with consideration of matters such as leadership of the senior management team, community involvement and presence, market expansion and enhancement, strategic planning and implementation, corporate governance, investor relations, talent acquisition and development, risk management, and ability to focus the Corporation on the long-term interests of our shareholders.  For the other named executive officers, individual performance is determined with consideration of matters such as leadership, strategic planning, and achievement of business unit operational and/or production goals. The Committee relies upon the assessment of the performance of the Chief Executive Officer by the independent directors of the Corporation’s Board, and considers the Chief Executive Officer’s assessment of the performance of all other senior executives.

2014 Awards
Corporate performance targets and actual results for 2014 are outlined in the following table. This performance resulted in a payout of 112.5% for the corporate performance component.

Metric	2014 Goal	2014 Actual Results
Net Income	$39,278,000	$40,824,000
EPS	$2.32	$2.41
ROE	11.47%	11.87%

Individual performance was assessed based on the criteria described above.  The Committee noted the following regarding the individual performance of the named executive officers:

▪
Mr. MarcAurele received a 150.0% award under the individual performance component due to his strong leadership of the Corporation as evidenced by our outstanding results, including record profitability, solid total shareholder return results and strong peer group performance. In addition, the Committee recognized his efforts in strengthening and expanding the brand within our markets, providing leadership for strategic initiatives and acquiring key talent in order to position the Corporation for future success.

▪
Mr. Handy received a 148.8% award under the individual performance component due to strong leadership of the Corporation as evidenced by our outstanding results, including record profitability, solid total shareholder return results and strong peer group performance. In addition, the Committee recognized his significant contributions related to loan and deposit growth activities; oversight of key technology strategies for the Corporation; and strong contribution to our investor relations efforts.

▪
Mr. Devault received a 144.0% award under the individual performance component due to strong job performance, as well as his contributions to the Corporation’s overall success. This includes, most notably, strategic guidance regarding key financial aspects of our business, significant contributions in support of effective governance practices, leadership in executing strategic initiatives and his strong contribution to our investor relations efforts.

▪
Mr. Gim received a 127.1% award under the individual performance component due to strong job performance, as well as his contributions to the Corporation’s overall success. This includes, most notably, his strategic efforts to increase the profitability of the wealth management division through maximizing capabilities, optimizing systems, streamlining processes, leveraging internal talent, and focusing the entire team on client acquisition and retention efforts. Under his leadership, this key business line achieved record growth in assets under administration and reached an all-time high in revenues. In addition, the Committee recognized Mr. Gim’s significant contribution to the planning and execution of strategic initiatives, as well as his strong contribution to our investor relations efforts.

▪
Mr. Hagerty received a 108.9% award under the individual performance component due to strong job performance. This included growth of $172.2 million, or 12.6%, in the commercial loan portfolio, as well as successful deposit gathering activities for commercial and cash management customers which contributed to a record $2.8 billion in total deposits as of December 31, 2014.

Annual Performance Plan awards for the named executive officers are outlined in the following table:

	Corporate Performance Component Award (112.5%)	Individual Performance Component Award (0-150%)	Total Plan Payment	Percentage of Plan Target
MarcAurele	$202,623	$115,784	$318,407	123.8%
Handy	$121,275	$68,725	$190,000	123.4%
Devault	$80,927	$69,073	$150,000	125.1%
Gim	$48,491	$36,509	$85,000	118.3%
Hagerty	$54,703	$35,297	$90,000	111.1%

Wealth Management Business Building Incentive Plan
Mr. Gim is eligible for an additional bonus payment based upon the performance of the wealth management division.  This incentive is intended to drive growth in the wealth management product line, which is an important contributor to our net income.  Plan performance is measured in terms of division pre-tax earnings, revenues, and net new assets under management (inclusive of all cash flows excluding investment income and market appreciation).  The target payment is $90,000 ($30,000 for each metric), with a range of 0% to 150% based upon actual performance.  The plan payment is determined by assessing achievement of each metric individually against its target.  Performance exceeding a threshold of 70% of the performance target will result in progressively increasing payment levels, ranging from 25% to 150% of the target award.  The plan contains a “clawback” provision as further described under the heading “Recoupment (Clawback) Policy” later in this Proxy Statement.

In 2014, plan targets were:  (i) division pre-tax earnings of $12,914,000; (ii) division revenues of $35,007,500; and (iii) net new assets under management of $100,000,000.  During 2014, the wealth management division met 90.2% of the pre-tax earnings goal, 95.3% of the revenue goal, and 29.9% of the net new assets under management goal.  This performance resulted in a total bonus payment of $48,750 to Mr. Gim under this plan, which is equal to 54.2% of the plan target.

Long-Term Equity Incentive Compensation
The granting of stock-based incentives is viewed as a desirable long-term incentive compensation strategy because it closely links the interests of management with shareholders, aids in executive retention, and rewards executives for focusing on long-term stock value.  Equity grants also provide an opportunity for increased equity ownership and enhanced alignment with shareholder interests.

Equity Grant Practices
In determining the form of equity to be granted, the Committee considers many factors, including the ability to drive corporate performance; retention and stock ownership; tax and accounting treatment; and impact on dilution.  When granting equity-based incentives to the Chief Executive Officer and other executives, the Committee considers the compensation consultant’s analysis, as described earlier.  The Committee also considers the Chief Executive Officer’s recommendations for other executives, which are based on each officer’s level of responsibility and contribution towards achievement of our business plan and objectives.

Generally, equity compensation is granted on an annual basis.  Employee grants, including grants to newly hired employees, have historically been made at a regularly-scheduled Committee meeting.  All stock option awards are made at the closing price for our common stock on the grant date.  All grants are effective either on the date of the Committee meeting or at a specific future date coinciding with a triggering event such as the employee’s date of hire.  Equity grants to non-employee directors occur annually at the Committee meeting shortly before the date of the Annual Meeting, and are effective on the date of the Annual Meeting for directors continuing service after such date.  Equity grants typically become vested after three years of service but may be subject to longer vesting periods for larger awards.  Unvested equity grants are typically forfeited at separation from employment.  Employees may become vested in a pro-rata share of equity grants at retirement or disability, and fully vested in equity grants in the event of death, subject to the terms of the specific grant.  Directors may become fully vested in equity grants in the event of retirement or death, subject to the terms of the specific grant.  All equity grants become fully vested in a change in control of the Corporation.

Performance Share Unit Awards Granted in 2014
We are committed to providing a link between pay and performance in the granting of equity compensation to the executive leadership team. Therefore, 100% of all long-term equity incentive grants to named executive officers were made in the form of performance share units during 2014. Generally, the awards were designed to position total compensation at the 50th percentile with opportunities for upward and downward adjustment based on actual corporate performance compared to an industry comparator group, providing true pay for performance through the leveraging of equity awards. Although the Committee strongly believes that equity compensation is an important component of total compensation, there were a number of economic factors that made 2014 very challenging for the financial services industry. Both executive officers and directors agreed to reduce their 2014 equity compensation in order to reduce the expense associated with such grant and improve the Corporation’s financial performance. For executives, this resulted in a 50% reduction in equity grant values and reduced total compensation by approximately 10% to 15%. This important compensation element was fully restored in 2015.

Selecting and defining the performance measurements for the performance share unit awards was a critical decision for the Committee.  Measures needed to reflect our strategic plan and growth strategy, as well as shareholder expectations.  In addition, measures had to be within the control and influence of the grantees so that there is a true correlation between actual contribution and reward.  After reviewing a number of performance metrics, the Committee decided to base performance on relative core return on equity (“Core ROE”) and relative core earnings per share growth (“Core EPS Growth”), with the two metrics having equal weighting. Provisions related to the 2014 grant are outlined below.

▪	Range of awards: 0% to 200% of the target award

▪	Performance measurement period: January 1, 2014 through December 31, 2016

▪	Performance criteria: Relative Core ROE and Core EPS Growth performance

▪
Comparator group: All publicly-traded banks and thrifts located in New England and the Mid-Atlantic (excluding institutions in Puerto Rico) with assets of $1.5 billion to $6.5 billion (based on information published by SNL Financial.)

▪	Dividend equivalents: Dividend will be paid retroactively in cash once the award is earned and the final shares are actually issued.
2014 awards for the named executive officers (reduced as described earlier) are summarized in the following table:

	Minimum	Threshold	Target	Maximum
Relative Performance (a)	0-25th percentile	25th percentile	50th percentile	100th percentile
MarcAurele	—	2,150	4,300	8,600
Handy	—	1,100	2,200	4,400
Devault	—	1,100	2,200	4,400
Gim	—	700	1,400	2,800
Hagerty	—	700	1,400	2,800

(a)
The Corporation must achieve threshold performance at the 25th percentile for each metric to qualify for any award, with a payout range of 50% to 200% of the target award based on a straight line interpolation for performance from the 25th percentile to the 100th percentile.

_______________________

Except as outlined in the next sentence, the awards are subject to forfeiture in the event of the executive’s termination of employment prior to the three-year anniversary of the grant. The awards are subject to acceleration in the event of a change in control, death, retirement or disability prior to the three-year anniversary of the grant, with the number of earned shares based on the Corporation’s performance during a shortened performance period. This shortened performance period will include any completed calendar year and year-to-date performance through the last completed calendar quarter preceding the acceleration event, with partial years weighted accordingly. In the event of retirement or disability, the earned shares will be further adjusted for the number of completed months within the 36-month vesting period.

The awards contain a “clawback” provision as further described under the heading “Recoupment (Clawback) Policy” later in this Proxy Statement.

Performance Share Awards that Became Earned in 2014
In 2011, Messrs. MarcAurele, Devault and Gim were granted performance share units with an opportunity to earn from 0% to 200% of the target award based on the Corporation’s relative Core EPS Growth and Core ROE performance during the measurement period of January 1, 2011 through December 31, 2013. This grant was structured in the same manner described above, except that the industry comparator group was based on all publicly-traded banks and thrifts located in New England and the Mid-Atlantic (excluding institutions in Puerto Rico) with assets of $1.0 billion to $5.0 billion. On April 7, 2014, the Committee certified the following performance results:

	Percentile Ranking
Metric	Core Return on Equity	Core EPS Growth	Final Performance
Calendar Year 2011	79.6%	64.5%	72.1%
Calendar Year 2012	84.3%	60.3%	72.3%
Calendar Year 2013	93.7%	56.2%	75.0%
Weighted Average Percentile Rank	85.9%	60.3%	73.1%

Based on this performance, the executives received a share award of 146.2% of the target plus dividends payable on these shares from the grant date through the certification date. The final award is outlined in the following table.

	Range of Payouts (# of Shares)				Final Award Earned
	Minimum	Threshold	Target	Maximum	Shares	Dividends
MarcAurele	—	2,957	11,829	23,658	17,294	$54,303
Devault	—	1,173	4,690	9,380	6,857	$21,531
Gim	—	856	3,423	6,846	5,004	$15,713

Subsequent Committee Actions in 2015
In early 2015, the Committee awarded performance share units to the named executive officers.  The awards were structured in the same manner as the performance share unit awards made in 2014, except that the industry comparator group was based on all publicly-traded banks and thrifts located in New England and the Mid-Atlantic (excluding institutions in Puerto Rico) with assets of $1.5 billion to $7.0 billion. Each executive has the opportunity to earn from 0% to 200% of the target award depending on the Corporation’s performance during the measurement period, which is January 1, 2015 through December 31, 2017.  The awards are outlined in the following table:

	Range of Payouts (# of Shares)
	Minimum	Threshold	Target	Maximum
MarcAurele	—	2,125	8,500	17,000
Handy	—	1,050	4,200	8,400
Devault	—	1,050	4,200	8,400
Gim	—	700	2,800	5,600
Hagerty	—	700	2,800	5,600

Stock Ownership and Equity Retention Guidelines
The Committee believes that stock ownership is the best method of aligning financial interests with shareholders and focusing executives and directors on long-term stock performance.  The Committee has established stock ownership guidelines for executives and directors.  Until ownership targets are achieved, equity grant retention guidelines apply.

The Chief Executive Officer is expected to own shares with an approximate value of two times base salary. Other named executive officers are expected to own shares with an approximate value of one times base salary.  Until this ownership level is achieved, 50% of all vested equity grants should be retained, after the deduction for any shares surrendered to satisfy the tax liability for that grant or used to fund the purchase price of a stock option. Messrs. MarcAurele, Devault and Gim have attained the applicable ownership target. All other named executive officers are adhering to the retention guidelines.

Directors are expected to own 3,000 shares within five years of joining the board. Until this ownership level is achieved, 100% of all vested equity grants should be retained. All directors have attained the ownership target except Mr. Santos, who is adhering to the retention guidelines.

Anti-Hedging Policy
The Corporation’s Insider Trading Policy prohibits directors, officers and employees from engaging in hedging transactions with respect to the Corporation’s securities. Further, while the Company permits pledging of the Corporation’s securities on a case by case basis with the approval of the Audit Committee, currently no named executive officer has pledged any stock.

Recoupment (Clawback) Policy
In order to further align management’s interests with the interests of shareholders and support good governance practices, all incentive awards and performance share unit awards made to the named executive officers include a recoupment or “clawback” provision. In the event that the Corporation is required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the Federal securities laws, the executive is required to reimburse the Corporation for any amount that would not have been earned based on the restated financial results.

Retirement and Other Benefits
Pension Plan
The Bank offers a tax-qualified defined benefit Pension Plan for the benefit of most employees.  The Committee reviewed the Bank’s retirement program, benefit trends, and best practices, and made a strategic decision to shift retirement benefits from the Pension Plan to the 401(k) Plan.  The Pension Plan was amended to freeze plan entry to new hires and rehires after September 30, 2007, and to freeze all benefit accruals on December 31, 2023.  Messrs. Devault and Gim continued to accrue benefits under the Pension Plan in 2014.  Messrs. MarcAurele, Handy and Hagerty were hired after September 30, 2007, and therefore, are not eligible to participate in the Pension Plan.

The annual pension benefit for an employee retiring at normal retirement age is the sum of (1) 1.2% of average annual pension compensation plus (2) 0.65% of average annual pension compensation in excess of the Social Security covered compensation level, multiplied by the number of years of service limited to 35 years.  Pension compensation consists of base salary plus payments pursuant to the Annual Performance Plan, the Wealth Management Business Building Incentive Plan, and other cash-based payments, subject to IRS qualified plan limits ($260,000 in 2014).  In 2014, the Social Security covered compensation level was $72,600 for a participant retiring at age 65.

Pension benefits are available at normal retirement age, typically age 65.  Participants may commence reduced benefits as early as age 55 with ten years of service.  Mr. Devault is the only named executive officer who currently meets the age and service requirements to commence pension benefits.

The Pension Plan was amended in 2005 to eliminate a special early retirement benefit available to participants who had combined age and years of benefit service of 85 or more (the “Magic 85 Provision”).  The plan amendment provided that the Magic 85 Provision would still be available to qualifying grandfathered employees retiring from active service on or after age 60.  Under the Magic 85 Provision, the pension benefit of qualifying participants is not subject to reduction for early benefit commencement.  Additionally, qualifying participants are eligible for a temporary payment through age 62, which is equal to the participant’s estimated Social Security benefit at age 62. Mr. Devault is the only named executive officer who has or is expected to qualify for the Magic 85 Provision.

Supplemental Pension Plan
The Bank also offers a Supplemental Pension Plan, which provides for payments of certain amounts that would have been received under the Pension Plan in the absence of IRS limits.  This plan covers substantially all employees who are impacted by IRS limits under the Pension Plan. Benefits payable under the Supplemental Pension Plan are an unfunded obligation of Washington Trust.

401(k) Plan
The Bank maintains a 401(k) Plan that covers substantially all employees.  The Plan is an essential part of the retirement package needed to attract and retain employees in our industry.  The Plan provides for deferral of up to the lesser of 75% of plan compensation or the annual dollar limit prescribed by the Internal Revenue Code (the “Code”).

Effective January 1, 2008, the 401(k) Plan was amended to promote shared responsibility for retirement through personal savings, as well as to serve as the primary retirement plan for employees hired or rehired after September 30, 2007.  The company matches 100% of the first 1% and 50% of the next 4% of each participant’s salary deferrals up to a maximum match of 3%.  Additionally, certain eligible employees who are hired or rehired after September 30, 2007, and therefore, are excluded from participation in the Pension Plan, including Messrs. MarcAurele, Handy and Hagerty, are eligible for a non-elective employer contribution of 4% of plan compensation. Employees hired after September 30, 2007, are subject to two-year cliff vesting of employer contributions.

Nonqualified Deferred Compensation Plan
We provide a Nonqualified Deferred Compensation Plan that permits key employees, including the named executive officers, to defer salary and bonus with the opportunity for supplemental retirement and tax benefits.  Directors are also eligible to participate through the deferral of cash retainer payments. The plan also provides for credits of certain amounts that would have been matched by the Bank under the 401(k) Plan, but for the deferral under the Nonqualified Deferred Compensation Plan and IRS limitations on annual compensation under qualified plans.  Further, Mr. MarcAurele is eligible for an additional employer contribution of 5% of salary annually in lieu of participation in the Supplemental Pension Plan.  Directors are not eligible for employer contributions.  Employees hired after September 30, 2007, are subject to two-year cliff vesting of employer contributions.

Deferrals are credited with earnings/losses based upon the participant’s selection of investment measurement options.  The investment measurements include publicly-traded mutual funds.  Because these investment measurements are publicly traded securities, we do not consider any of the earnings credited under the Nonqualified Deferred Compensation Plan to be “above market”.  The investment measurements are described further under the heading “Nonqualified Deferred Compensation Plan” later in this Proxy Statement. Benefits payable under this plan are an unfunded obligation of the Bank.

Welfare Benefits
In order to attract and retain employees, we provide certain welfare benefit plans to our employees, which include medical and dental insurance benefits.  The named executive officers participate in the medical and dental insurance plans under the same terms as our other full-time employees.  All full-time employees, including the named executive officers, are offered cash-in-lieu of medical coverage that would otherwise have been provided.

We provide two times base salary in life and accidental death and dismemberment insurance for our full-time employees, including the named executive officers.  This is provided through a combination of group life insurance contracts and split dollar arrangements under bank-owned life insurance policies.  The life insurance benefit provided to the named executive officers does not exceed the benefit levels offered to other full-time employees.

We also provide disability insurance to our full-time employees, including the named executive officers, which provides up to 60% of base salary income replacement after six months of qualified disability.  In order to obtain a competitive group rate, the group disability policy limited covered base salary to $303,876 in 2014.  This group plan limit did not fully cover the base salary of Messrs. MarcAurele and Handy.  To provide a benefit commensurate with the benefits provided to other full-time employees, we have purchased a supplemental disability insurance policy for Mr. MarcAurele and we reimburse Mr. Handy for a pro-rata share of his personal disability insurance policy.

Perquisites and Other Benefits
We provide named executive officers with perquisites and other benefits that the Committee believes are reasonable and consistent with our overall compensation program.  Perquisites include transportation benefits and country club memberships, as appropriate for business purposes.  Annually, the Committee reviews the perquisites and other benefits provided to named executive officers.  In addition, on an annual basis, the Compensation Committee Chairperson reviews the expense reports of the named executive officers to ensure that all reimbursements are reasonable and appropriate.  On February 3, 2015, this review was completed with respect to 2014 expense reimbursements and no exceptions were noted.

Deductibility of Executive Compensation
As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section

162(m) of the Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals.  Compensation that qualifies as performance-based compensation is not subject to the deduction limit imposed by Section 162(m).  Where circumstances warrant, we plan to structure our incentive compensation to our executives in a manner that would qualify such compensation as performance-based compensation.  However, the Committee reserves the right to pay non-deductible compensation.

Change in Control Agreements
We have entered into change in control agreements with certain key employees, including the named executive officers.  The change in control agreements are designed to promote stability and continuity of senior management.  The Committee believes that the interests of shareholders will be best served if the interests of senior management are aligned with them.  The Committee further believes that providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of shareholders.

The change in control agreements require a six-month delay in payments to a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code.  If a six-month delay is required, we have agreed, upon the executive’s termination of employment, to make an irrevocable contribution to a grantor trust on behalf of the executive in the amount of the severance, plus interest at the short-term applicable federal rate.

Change in Control Agreements After January 1, 2009
In 2009, the Committee revised the form of change in control agreement to be more representative of current practices in executive compensation.  It was agreed that all existing agreements will remain in force, and the revised agreement (“Post-2009 Change in Control Agreement”) will be used for new executives and newly eligible existing employees.

The Corporation has entered into Post-2009 Change in Control Agreements with Messrs. MarcAurele, Handy, Gim and Hagerty.  In the event of a change in control, the named executive officers would be eligible for (a) a severance payment equal to a multiple of the sum of base salary in effect at the time of termination plus the average bonus paid within the three-year period prior to the change in control; and (b) benefit continuation for a period of additional months of medical and dental insurance coverage.  The terms for each executive are set forth in the following table.

	Multiple of Base and Bonus	Length of Benefit Continuation
MarcAurele	3	36 months
Handy, Gim and Hagerty	2	24 months

Prior to 2014, all payments and benefits that would otherwise have been provided to the executive in connection with a change in control ("Aggregate Payments") would be reduced so that no portion would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended. The Post-2009 Change in Control Agreements were amended in 2014 to provide a "best net after-tax" payment approach that would reduce Aggregate Payments only if such reduction would result in a greater amount of payments and benefits on a net after-tax basis. This approach was recommended by the compensation consultant and is better aligned with market practices.

Payments under the Post-2009 Change in Control Agreements would be triggered if:

▪
in the event of a change in control (as defined in the Post-2009 Change in Control Agreements) of the Corporation or the Bank, (a) the Corporation or the Bank terminates the executive for reasons other than for Cause (as defined in the Post-2009 Change in Control Agreements) or death or disability of the executive within 12 months after such change in control; or (b) within 12 months of a change in control, the executive resigns for Good Reason (as defined in the Post-2009 Change in Control Agreements), which includes a substantial adverse change in the nature or scope of the executive’s responsibilities and duties, a material reduction in the executive’s salary, relocation, or a failure of the Corporation or the Bank to obtain an effective agreement from any successor to assume the Post-2009 Change in Control Agreements; or

▪
the executive is terminated by the Corporation or the Bank for any reason other than Cause, death or disability during the period of time after the Corporation and/or the Bank enters into a definitive agreement to consummate a transaction involving a change in control and before the transaction is consummated so long as a change in control actually occurs.

Post-2009 Change in Control Agreements require the executive to provide a general release of claims to receive payment under the agreement, refine the definition of “Change in Control” and provide an opportunity for the Corporation to remedy a “Good Reason” triggering event.

Change in Control Agreement Entered into Prior to 2009
The Corporation has a change in control agreement (“Pre-2009 Change in Control Agreement”) with Mr. Devault that was entered into prior to 2009.  In the event of a change in control, Mr. Devault would be eligible for (a) a severance payment equal to two times the sum of base salary in effect at the time of termination plus the highest bonus paid in the two-year period prior to the change in control; (b) benefit continuation for a period of 24 additional months of medical, dental and life insurance coverage, as well as 24 additional months of benefit accrual under the Corporation’s or Bank’s supplemental retirement plans; and (c) payment to cover the impact of the 20% excise tax imposed by Section 280G of the Code in the event the named executive officer becomes subject to such excise tax.

Payments under the Pre-2009 Change in Control Agreement would be triggered if:

▪
in the event of a change in control (as defined in the Pre-2009 Change in Control Agreement) of the Corporation or the Bank, (a) the Corporation or the Bank terminates the executive for reasons other than for Cause (as defined in the Pre-2009 Change in Control Agreement) or death or disability of the executive within 13 months after such change in control; or (b) within 12 months of a change in control, the executive resigns for Good Reason (as defined in the Pre-2009 Change in Control Agreement), which includes a substantial adverse change in the nature or scope of the executive’s responsibilities and duties, a reduction in the executive’s salary and benefits, relocation, a failure of the Corporation or the Bank to pay deferred compensation when due, or a failure of the Corporation or the Bank to obtain an effective agreement from any successor to assume the Pre-2009 Change in Control Agreement; or

▪	the executive resigns for any reason during the 13th month after the change in control; or

▪
the executive is terminated by the Corporation or the Bank for any reason other than Cause, death or disability during the period of time after the Corporation and/or the Bank enters into a definitive agreement to consummate a transaction involving a change in control and before the transaction is consummated so long as a change in control actually occurs.

Further analysis of payments triggered by a change in control is provided under the heading “Potential Post-Employment Payments” later in this Proxy Statement.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis report beginning on page 16 of this Proxy Statement with management.  Based on that review and discussion, the Compensation Committee recommended to the Corporation’s Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The foregoing report has been furnished by the members of the Compensation Committee:

Kathleen E. McKeough (Chairperson)
John J. Bowen
Robert A. DiMuccio, CPA
Barry G. Hittner, Esq.
Edwin J. Santos

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table shows, for the fiscal years ended December 31, 2014, December 31, 2013 and December 31, 2012, the compensation of the person who served as Chief Executive Officer of the Corporation (the “CEO”), Chief Financial Officer of the Corporation (the “CFO”), and each of the three most highly compensated executive officers of the Corporation and/or the Bank, serving at the end of the last completed fiscal year, other than the CEO and CFO, whose total compensation exceeded $100,000 in each year.  The presentation below includes compensation for Messrs. Handy and Hagerty only for those fiscal years in the last three fiscal years in which the executive was a named executive officer.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($) (a)	Stock Awards ($) (b)		Non-Equity Incentive Plan Compensation ($) (c)		Change in Pension Value & Nonqualified Deferred Compensation Earnings ($) (d)	All Other Compensation ($) (e)	Total ($) (f)
Joseph J. MarcAurele	2014	514,596	—	208,653	(g)	318,407	(j)	—	93,005	1,134,661
Chairman and Chief Executive Officer of the Corporation and the Bank	2013	499,538	—	417,139	(h)	287,235	(j)	—	90,204	1,294,116
	2012	479,712	—	393,773	(i)	286,028		—	88,981	1,248,494
Edward O. Handy III	2014	385,000	—	106,753	(g)	190,000	(k)	—	38,327	720,080
President and Chief Operating Officer of the Corporation and the Bank

David V. Devault	2014	299,731	—	106,753	(g)	150,000	(l)	625,516	9,171	1,191,171
Vice Chair, Secretary & Chief Financial Officer of the Corporation and the Bank	2013	274,375	—	168,023	(h)	105,000	(l)	257,189	8,398	812,985
	2012	261,052	—	156,090	(i)	105,000	(l)	466,906	7,998	997,046
Mark K.W. Gim	2014	239,462	—	67,934	(g)	133,750		275,695	14,764	731,605
Executive Vice President, Wealth Management and Treasurer of the Corporation and the Bank	2013	209,934	4,424	108,446	(h)	118,076		7	11,971	452,858
	2012	189,610	—	113,520	(i)	70,000		130,407	5,821	509,358
James M. Hagerty	2014	231,547	—	67,934	(g)	90,000	(m)	—	26,983	416,464
Executive Vice President and Chief Lending Officer of the Bank	2013	225,862	—	141,660	(h)	81,083	(m)	—	24,798	473,403

(a)
Except as noted, bonus payments were accrued in the year indicated and paid in the succeeding fiscal year.  Thus, the 2014 bonus was paid in fiscal 2015, the 2013 bonus was paid in fiscal 2014 and the 2012 bonus was paid in fiscal 2013.

(b)
Amount listed reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for restricted stock, restricted stock unit awards, and performance share unit awards in the year indicated.  For 2014, assumptions related to the financial reporting of restricted stock, restricted stock units, and performance shares units are presented in Footnote 16 to the Consolidated Financial Statements presented in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “2014 Form 10-K”).

(c)
Amount listed reflects payments under the Annual Performance Plan and Wealth Management Business Building Incentive Plan as outlined earlier in this Proxy Statement.  Bonus payments were accrued in the year indicated and paid in the succeeding fiscal year.  Thus, the 2014 bonus was paid in fiscal 2015, the 2013 bonus was paid in fiscal 2014 and the 2012 bonus was paid in fiscal 2013.  The 2013 amount listed for Mr. Hagerty also includes a payment of $1,083 for the referral of a wealth management client.

(d)
Amount reflects aggregate change in the value of accumulated benefits under the Pension Plan and Supplemental Pension Plan between December 31 of the year indicated and December 31 of the prior year.  The amount represents the increase due to an additional year of service; increases in average annual compensation; the increase due to a reduction in the discounting period; and the increase or decrease due to changes in assumptions.  Assumptions for 2014 are described in footnotes to the Pension Benefits table included later in this Proxy Statement.  Amounts are based upon the earliest retirement age at which the individual can receive unreduced benefits, which for Mr. Devault is age 60 and for all others is age 65 or current age, if greater.  The present value calculations assume payment in the normal form, which is a life annuity under the Pension Plan and Supplemental Pension Plan.

(e)	The following table shows the components of this column for 2014:

Named Executive Officer	Life and Disability Insurance Premiums ($)		Employer Contribution Under 401(k) Plan ($)	Employer Credits Under Nonqualified Deferred Compensation Plan ($)	Country Club Membership ($)	Auto and Parking Allowance ($)	Cash in Lieu of Benefits ($)	Value of Non-cash Items ($) (1)	Total ($)
MarcAurele	9,024	(2)	18,200	43,551	10,000	12,120	—	110	93,005
Handy	2,113	(2)	18,200	1,494	8,000	8,520	—	—	38,327
Devault	149		7,800	1,192	—	—	—	30	9,171
Gim	140		6,734	450	4,680	2,760	—	—	14,764
Hagerty	465		15,861	347	7,000	2,520	750	40	26,983

(1)	Reflects the value of non-cash items received under the Corporation’s volunteerism program.

(2)	Amounts listed for Messrs. MarcAurele and Handy include disability insurance premiums of $8,875 and $1,592, respectively. All other amounts reflect life insurance premiums.

(f)	There are no Options Awards required to be disclosed in this table.

(g)
Reflects the fair value of the performance share award based on the grant date probable outcome assumption of relative performance at the 70th percentile; the maximum value of this award assuming performance at the highest level for Messrs. MarcAurele, Handy, Devault, Gim and Hagerty is $298,076; $152,504; $152,504; $97,048; and $97,048, respectively.

(h)
Reflects the fair value of the performance share award based on the grant date probable outcome assumption of relative performance at the 75th percentile; the maximum value of this award assuming performance at the highest level for Messrs. MarcAurele, Devault, Gim and Hagerty is $556,168; $224,030; $144,578; and $188,863, respectively.

(i)
Reflects the fair value of the performance share award based on the grant date probable outcome assumption of relative performance at the 75th percentile; the maximum value of this award assuming performance at the highest level for Messrs. MarcAurele, Devault and Gim is $525,030; $208,120; and $151,360, respectively.

(j)	Amounts include deferrals under the Nonqualified Deferred Compensation Plan of $308,760 from the 2014 payment deferred in 2015 and $278,393 from the 2013 payment deferred in 2014.

(k)	Amounts include a deferral under the Nonqualified Deferred Compensation Plan of $47,500 from the 2014 payment deferred in 2015.

(l)
Amounts include deferrals under the Nonqualified Deferred Compensation Plan of $7,000 from the 2014 payment deferred in 2015; $5,000 from the 2013 payment deferred in 2014; and $5,000 from the 2012 payment deferred in 2013.

(m)	Amounts include deferrals under the Nonqualified Deferred Compensation Plan of $10,800 from the 2014 payment deferred in 2015 and $12,000 from the 2013 payment deferred in 2014.

Grants of Plan-Based Awards
The following table contains information concerning grants of plan-based awards under our cash and equity incentive plans to the named executive officers during the year ended December 31, 2014.

GRANTS OF PLAN-BASED AWARDS
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value Of Stock And Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
MarcAurele	03/24/14	$128,649	$257,298	$385,947	(a)
	03/03/14					2,150	4,300	8,600	(b)	—	—	—	$208,653	(c)
Handy	03/24/14	$77,000	$154,000	$231,000	(a)
	03/03/14					1,100	2,200	4,400	(b)	—	—	—	$106,753	(c)
Devault	03/24/14	$59,946	$119,892	$179,838	(a)
	03/03/14					1,100	2,200	4,400	(b)	—	—	—	$106,753	(c)
Gim	03/24/14	$35,919	$71,838	$107,757	(a)
	03/03/14	$22,500	$90,000	$135,000	(d)
	03/03/14					700	1,400	2,800	(b)	—	—	—	$67,934	(c)
Hagerty	03/24/14	$40,521	$81,041	$121,562	(a)
	03/03/14					700	1,400	2,800	(b)	—	—	—	$67,934	(c)

(a)
Reflects the 2014 threshold, target and maximum award available under the Annual Performance Plan.  The Annual Performance Plan is based upon achievement of both corporate and individual goals.  Threshold awards assume corporate performance at 80% of plan (resulting in a 50% payout on the corporate performance component) and individual performance at 50%.  This plan is described in detail in the Compensation Discussion and Analysis earlier in this Proxy Statement.  Actual awards are reflected in the Summary Compensation Table.  The grant date represents the date that the terms were approved by the Compensation Committee for the 2014 awards.

(b)
Reflects the threshold, target and maximum number of shares available under the performance share unit award granted on March 3, 2014. This grant is described in detail in the Compensation Discussion and Analysis earlier in this Proxy Statement.

(c)
For purposes of this table, we have assumed that relative performance will be at the 70th percentile, resulting in a 140% award.  The actual number of shares that will be earned will depend on the Corporation’s relative performance during the performance measurement period and, therefore, actual amounts may be different.

(d)
Reflects the 2014 threshold, target and maximum award available under the Wealth Management Business Building Incentive Plan.  This plan is described in detail in the Compensation Discussion and Analysis earlier in this Proxy Statement.  Actual awards are reflected in the Summary Compensation Table.  The grant date represents the date that the terms were approved by the Compensation Committee for the 2014 award.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information with respect to the named executive officers concerning unexercised stock option awards and unvested stock awards as of December 31, 2014.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (a)	Equity Incentive Plan Awards:
										Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (a)
	Exercisable	Unexercisable
MarcAurele	21,000	—			$17.91	9/21/2019
							15,540	(b)	$624,397
										21,350	(c)	$857,843
										8,600	(d)	$345,548
Handy							3,500	(e)	$140,630
										4,400	(d)	$176,792
Devault	5,100	—			$24.12	6/16/2018
	5,700	—			$17.52	6/1/2020
							6,160	(b)	$247,509
										8,600	(c)	$345,548
										4,400	(d)	$176,792
Gim	3,000	—			$24.12	6/16/2018
	4,100	—			$17.52	6/1/2020
							4,480	(b)	$180,006
										5,550	(c)	$222,999
										2,800	(d)	$112,504
Hagerty	—	7,000	(f)		$24.73	7/9/2022
							2,000	(g)	$80,360
										7,250	(c)	$291,305
										2,800	(d)	$112,504

(a)	Based upon December 31, 2014 fair market value of $40.18.

(b)
Amount represents a performance share unit award that was based on the Corporation’s relative performance during the performance measurement period which ended December 31, 2014, and was further subject to a time-based vesting period which ended on January 17, 2015. For purposes of this table, we have assumed that the Corporation’s relative performance will be at a percentile ranking of 70.0, resulting in 140.0% of the target award being earned. Final performance results will be ascertained in early 2015, and may be different than the amount listed in this table.

(c)
The actual number of shares that will be earned under this award will depend on the Corporation’s relative performance during the performance measurement period which ends December 31, 2015. We have assumed that the Corporation’s relative performance during the performance measurement period will be at the percentile ranking of 72.0 resulting in a 144.0% award.  As the instructions indicate, when performance is assumed to have exceeded the threshold, this table shall be based on the next higher performance measure that exceeds that assumed performance level.  Based on those instructions, for the purposes of this table, we have included the maximum number of shares that can be awarded.  Actual results may be different.

(d)
The actual number of shares that will be earned under this award will depend on the Corporation’s relative performance during the performance measurement period which ends December 31, 2016. We have assumed that the Corporation’s relative performance during the performance measurement period will be at the percentile ranking of 70.0, resulting in 140.0% award.  As the instructions indicate, when performance is assumed to have exceeded the threshold, this table shall be based on the next higher performance measure that exceeds that assumed performance level.  Based on those instructions, for the purposes of this table, we have included the maximum number of shares that can be awarded.  Actual results may be different.

(e)	This restricted stock unit grant vests on November 18, 2018.

(f)	This nonqualified stock option grant vests on July 9, 2017.

(g)	This restricted stock unit grant vests on July 9, 2017.

Option Exercises and Stock Vested
The following table sets forth information with respect to the named executive officers concerning the exercise of stock options and stock awards that vested during the year ended December 31, 2014.

OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
MarcAurele	—	—	24,294	(a)	925,247	(b)
Handy	—	—	—		—
Devault	—	—	6,857	(c)	270,714	(d)
Gim	6,200	60,811	5,004	(c)	197,558	(d)
Hagerty	—	—	—		—

(a)
Amount shown represents the number of restricted stock units vested during the year and the final award under a performance share unit grant on January 18, 2011. This performance share unit award and related performance results are discussed in the Compensation Discussion and Analysis earlier in this Proxy Statement. Taking into consideration shares withheld for payment of applicable taxes, Mr. MarcAurele acquired a net amount of 16,196 shares.

(b)	Amount shown represents the value of shares earned and related dividends on the date performance results were certified by the Committee.

(c)
Amount shown represents the final award under a performance share unit grant on January 18, 2011. This performance share unit award and related performance results are discussed in the Compensation Discussion and Analysis earlier in this Proxy Statement. Taking into consideration shares withheld for payment of applicable taxes, Messrs. Devault and Gim acquired a net amount of 4,970 and 3,340 shares, respectively.

(d)	Amount shown represents the value of shares earned and related dividends on the date performance results were certified by the Committee.

Pension Benefits
The following table sets forth information with respect to the pension benefits of the named executive officers. Information about the Pension Plan and Supplemental Pension Plan can be found under the heading “Compensation Discussion and Analysis - Retirement and Other Benefits” earlier in this Proxy Statement. Messrs. MarcAurele, Handy and Hagerty are not eligible to participate in these retirement plans, and therefore, are excluded from the table.

PENSION BENEFITS
Named Executive Officer	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (a)	Payments During Last Fiscal Year ($)
Devault	Pension Plan (b)	28.2	1,619,210	—
	Supplemental Pension Plan	28.2	1,219,051	—
Gim	Pension Plan	21.3	558,615	—
	Supplemental Pension Plan	21.3	109,888	—

(a)
Present value of accumulated benefits under the Pension Plan and Supplemental Pension Plan as of December 31, 2014, determined using mortality assumptions after benefit commencement based on the RP-2014 Annuitant Table projected back to 2006 using the MP-2014 projection scale and projected forward generationally using Scale BB-2D with no mortality assumption prior to benefit commencement and other assumptions consistent with those presented in Footnote 15 to the Consolidated Financial Statements presented in the 2014 Form 10-K, except that retirement age is based upon the earliest retirement age at which the named executive officer can receive unreduced benefits.  For Mr. Devault, this represents retirement under the Magic 85 Provision at age 60.  For all other named executive officers, this represents normal retirement at age 65 or retirement at current age, if greater.  Present value is expressed as a lump-sum; however, the Supplemental Pension Plan does not provide for payment of benefits in a lump-sum, but rather payment only in the form of an annuity with monthly benefit payments.  The present value calculations assume payment in the normal form, which is a life annuity under the Pension Plan and Supplemental Pension Plan.

(b)
Mr. Devault’s Pension Plan benefit includes a temporary payment provided under the Magic 85 Provision that is payable between ages 60 and 62.  The Magic 85 Provision, including this special payment, is discussed in detail earlier in this Proxy Statement.

_______________________

In the event of a change in control, Mr. Devault would receive additional years of credited service under the Supplemental Pension Plan as described under the heading “Compensation Discussion and Analysis - Change in Control Agreements” earlier in this Proxy Statement.

Nonqualified Deferred Compensation Plan
We provide executives with the opportunity to defer up to 100% of regular base salary earnings (but not below the level sufficient to cover any required withholding taxes and any elected benefit plan deductions) and annual bonus earnings into the Nonqualified Deferred Compensation Plan.  This plan also provides certain employer contributions, as described earlier in this Proxy Statement.

The following table outlines employee and employer contributions to the Nonqualified Deferred Compensation Plan, earnings on plan balances during the year and the aggregate amount of all plan obligations as of December 31, 2014.

NONQUALIFIED DEFERRED COMPENSATION
Named Executive Officer	Executive Contributions in Last FY ($) (a)	Registrant Contributions in Last FY ($) (b)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($) (c)	Aggregate Balance at Last FYE ($) (d)
MarcAurele	407,042	43,551	45,294	—	805,030
Handy	151,583	1,494	11,927	—	165,005
Devault	12,000	1,192	3,188	—	48,109
Gim	15,000	450	10,520	26,721	236,304
Hagerty	23,577	347	4,352	—	57,502

(a)
Reflects deferrals of salary and bonus payments that were accrued under the Nonqualified Deferred Compensation Plan during 2014.  Salary amounts are disclosed in the Summary Compensation Table under the year 2014.  Bonus amounts are disclosed in the Summary Compensation Table under the year 2013 for Messrs. MarcAurele, Devault and Hagerty.

(b)
Represents credits for amounts that would have been contributed by the Bank under the 401(k) Plan as described earlier in this Proxy Statement.  Mr. MarcAurele’s credit also includes a contribution of 5% of his salary, or $25,730, which is described earlier in this Proxy Statement.  These amounts are disclosed in the Summary Compensation Table, under All Other Compensation in 2014.

(c)	Reflects the fourth of four annual installments related to an in-service distribution to Mr. Gim from his education sub-account under the Nonqualified Deferred Compensation Plan.

(d)	Includes employee and employer contributions that have been reflected in the Summary Compensation Table in this Proxy Statement and previous proxy statements as outlined in the following table.

Named Executive Officer	2014 ($)	Previous Years ($)	Total ($)
Marcaurele	450,593	280,434	731,027
Handy	153,077	—	153,077
Devault	13,192	26,156	39,348
Gim	15,450	30,900	46,350
Hagerty	23,924	17,479	41,403

_______________________

Contributions are credited with earnings/losses based upon the executive’s selection of publicly-traded mutual funds and our common stock.  Investment elections can be changed at any time. The following table summarizes the annual rate of return for the year ended December 31, 2014, for the investment options.

American Century Equity Income A Fund (a)	12.06%	PIMCO Low Duration A Fund (a)	0.44%
Principal Investors LargeCap S&P 500 Index R5 Fund (a)	13.23%	PIMCO Total Return A Fund (a)	4.29%
T.Rowe Price/Brown Advisory LargeCap Growth I R5 Fund (a)	8.38%	PIMCO Real Return A Fund (a)	3.01%
Janus Perkins Mid Cap Value S Fund (a)	8.75%	Russell LifePoints® In Retirement R3 Fund (a)	4.04%
Principal Investors MidCap S&P 400 Index R5 Fund (a)	9.29%	Russell LifePoints® 2015 Strategy R3 Fund (a)	4.15%
Goldman Sachs Growth Opportunities A Fund (a)	10.99%	Russell LifePoints® 2020 Strategy R3 Fund (a)	4.11%
Heartland Value Plus Fund (a)	(2.70)%	Russell LifePoints® 2025 Strategy R3 Fund (a)	3.87%
Principal Investors SmallCap S&P 600 Index R5 Fund (a)	5.30%	Russell LifePoints® 2030 Strategy R3 Fund (a)	3.61%
Eagle Small Cap Growth A Fund (a)	5.09%	Russell LifePoints® 2035 Strategy R3 Fund (a)	3.11%
Principal Real Estate Inv Real Estate Sec R5 Fund (a)	32.07%	Russell LifePoints® 2040 Strategy R3 Fund (a)	2.90%
American Funds Europacific Growth R3 Fund (a)	(2.91)%	Russell LifePoints® 2045 Strategy R3 Fund (a)	2.98%
Invesco Developing Markets A Fund (a)	(3.26)%	Russell LifePoints® 2050 Strategy R3 Fund (a)	2.98%
Principal Investor Money Market Inst Fund (a)	—%	Russell LifePoints® 2055 Strategy R3 Fund (a)	3.04%
Wells Fargo Advantage Precious Metals Fund (a)	(6.81)%	Fidelity Freedom® 2005 Fund (b)	(0.65)%
Eagle Small Cap Growth Fund Class R5 (b)	1.80%	Fidelity Freedom® 2010 Fund (b)	(0.76)%
Goldman Sachs Growth Opportunities Fund Institutional Class (b)	(0.22)%	Fidelity Freedom® 2015 Fund (b)	(0.77)%
Harding Loevner Institutional Emerging Mkts Portfolio (b)	(5.06)%	Fidelity Freedom® 2020 Fund (b)	(0.87)%
John Hancock Funds Disciplined Value Fund Class I (b)	0.11%	Fidelity Freedom® 2025 Fund (b)	(0.92)%
JPMorgan Small Cap Value Fund Class R5 (b)	3.71%	Fidelity Freedom® 2030 Fund (b)	(1.06)%
Lazard International Strategic Equity Portfolio Inst. Shares (b)	(4.30)%	Fidelity Freedom® 2035 Fund (b)	(1.06)%
Loomis Sayles Core Plus Bond Fund Class Y (b)	(0.71)%	Fidelity Freedom® 2040 Fund (b)	(1.14)%
MFS® Mid Cap Value Fund Class R3 (b)	0.60%	Fidelity Freedom® 2045 Fund (b)	(1.11)%
T. Rowe Price Real Estate Fund (b)	2.04%	Fidelity Freedom® 2050 Fund (b)	(1.13)%
Vanguard 500 Index Fund Admiral Class (b)	(0.26)%	Fidelity Freedom® 2055 Fund (b)	(1.13)%
Vanguard FTSE All-World ex-US Index Fund Admiral Shares (b)	(3.81)%	Fidelity Freedom® 2060 Fund (b)	(1.18)%
Vanguard Inflation-Protected Securities Fund Admiral Shares (b)	(0.89)%	Fidelity Freedom® Income Fund (b)	(0.54)%
Vanguard Mid-Cap Index Fund Admiral Shares (b)	0.27%	Fidelity® Blue Chip Growth Fund - Class K (b)	(0.53)%
Vanguard Small-Cap Index Fund Admiral Shares (b)	1.25%	Fidelity® Treasury Money Market Fund (b)	—%
Vanguard Total Bond Market Index Fund Admiral Shares (b)	0.10%	PIMCO Low Duration Fund Class P (b)	(0.80)%

(a) Fund was available for selection as an investment benchmark from January 1, 2014 through December 15, 2014.
(b) Fund was available for selection as an investment benchmark from December 16, 2014 through December 31, 2014.
_______________________

Upon election to defer income, the individual must also elect distribution timing and form of payment.  In-service distributions may be in a lump sum payable in a specific year or in four annual installments commencing in the year a named student reaches age 18.  Accounts may also be distributed commencing in the year following retirement in a lump sum or annual installments over five or ten years.  Retirement is defined as separation from employment after age 65 or after age 55 with 10 or more years of service for executives, and for directors as termination of directorship after age 55.  Employer contributions are always payable in a lump sum in the year following separation. In the event of pre-retirement separation, accounts become payable in a lump sum in the following year, regardless of distribution election.

The Nonqualified Deferred Compensation Plan has been restated to comply with Section 409A of the Code, which imposed new rules on deferred compensation programs.  These rules generally apply to amounts deferred after December 31, 2004 and related earnings (“post-409A accounts”).  Amounts deferred prior to January 1, 2005 and related earnings (“grandfathered balances”) are subject to the rules applicable prior to the effective date of Section 409A.  Participants may change distribution timing and form on grandfathered balances, provided a full calendar year passes between the year in which the change was requested and the new distribution date.  Distribution elections on post-409A accounts may only be changed if (a) the new election is made at least 12 months before the first scheduled payment; (b) the distribution or first installment is delayed at least five years from the originally scheduled payment date; and (c) the new election is not effective until at least 12 months have elapsed.  Participants can receive an early distribution of grandfathered balances, less a withdrawal penalty equal to 10% of the participant’s total grandfathered balance.  In the event of an unforeseeable emergency, executives and directors may receive a distribution from grandfathered balances and/or post-409A accounts, to the extent necessary to meet the emergency and resulting income tax and penalties, subject to certain limitations outlined in the plan.

Potential Post-Employment Payments
The named executive officers are entitled to certain compensation in the event of termination of such executive’s employment.  This section discusses these post-employment payments, assuming separation from employment on December 31, 2014.

Severance Pay and Benefit Continuation
We do not have an employment contract with any named executive officer.  Therefore, no severance benefit is payable and there is no continuation of benefit coverage in the event of a named executive officer’s voluntary or involuntary termination, retirement, disability, or death.  Severance and benefit continuation are available in the event of a change in control as discussed in the Potential Post-Employment Payments table presented later in this section.

Vested Equity Awards
Vested stock option grants are outlined in the Outstanding Equity Awards at Fiscal Year End table earlier in this Proxy Statement.  A named executive officer may exercise his vested stock options at any time through his separation from employment date.  The right to exercise vested stock options is forfeited following his separation from employment for all reasons other than retirement and death.

In the event of the death of the named executive officer, the right to exercise vested stock option grants would transfer to the named executive officer’s estate and would expire on the three-year anniversary of the date of death.  In the event of retirement, the named executive officer would have the right to exercise vested nonqualified stock options for three years following retirement and vested incentive stock options for 90 days following retirement.  Mr. Devault is the only named executive officer who was eligible to retire on December 31, 2014.

Information regarding the effect on unvested equity grants in a separation from employment is discussed in the Potential Post-Employment Payments table and accompanying footnotes presented later in this section.

Retirement Benefits Payable
In the event of any separation from employment on December 31, 2014, Mr. Devault would be entitled to his vested benefit under the Magic 85 Provision of the Pension Plan, as well as any benefit payable under the Supplemental Pension Plan (collectively, the “Defined Benefit Retirement Plans”).  Messrs. MarcAurele, Handy and Hagerty are not eligible to participate in the Defined Benefit Retirement Plans.

Other than Mr. Devault’s benefits under the Magic 85 Provision of the qualified Pension Plan, retirement benefits are not enhanced in the event of any named executive officer’s voluntary or involuntary termination, retirement, disability or death on December 31, 2014.

In the event of a change in control, an enhanced benefit in the form of additional years of benefit service is available to Mr. Devault under his Pre-2009 Change in Control Agreement as described earlier.  The value of this enhancement is outlined in the Potential Post-Employment Payments table presented later in this section.

The following table outlines the annual benefits available under the Defined Benefit Retirement Plans, assuming separation from service on December 31, 2014 under various termination scenarios:

		Annual Benefit Payable under Defined Benefit Retirement Plans(a)
Named Executive Officer	Retirement Plan	Voluntary or Involuntary Termination ($)	Retirement ($) (b)	Death Benefit Payable to Surviving Spouse ($) (c)	Change in Control ($) (d)
Devault	Pension Plan	105,470	105,470	49,297	105,470
	Supplemental Pension Plan	80,523	80,523	37,636	93,729
Gim	Pension Plan	77,718	—	37,689	77,718
	Supplemental Pension Plan	14,808	—	7,181	14,808

(a)
Amount reflects annual benefit payable in the normal form on December 31, 2014 for Mr. Devault and at age 65 for all other executives.  The normal form is a life annuity under the Pension Plan and Supplemental Pension Plan.

(b)
We consider retirement as separation from service after age 65 or after age 55 with ten years of service.  Mr. Devault is the only named executive officer who was eligible to retire on December 31, 2014.

(c)
Amount reflects annual pre-retirement death benefit equal to 50% of the qualified 50% joint and survivor annuity.  Benefit is payable to the surviving spouse from the executive’s 65th birthday unless the executive is retirement-eligible in which case it is payable immediately, and adjusted for early or late commencement of benefits.

(d)
Assumes change in control and immediate termination under a triggering event as described under the heading “Compensation Discussion and Analysis - Change in Control Agreements” earlier in this Proxy Statement.

_______________________

Nonqualified Deferred Compensation Plan
Obligations under the Nonqualified Deferred Compensation Plan generally would become payable in a lump sum in the January following the separation from employment, subject to the six-month delay imposed under Section 409A of the Code.  A separation from service for Mr. Devault would be deemed a retirement and any plan balance would be paid according to his distribution election under the plan.  The aggregate balance of the obligations under this plan can be found in the Nonqualified Deferred Compensation table earlier in this Proxy Statement.  Plan balances represent accrued liabilities for amounts earned and are not enhanced for any voluntary or involuntary termination.

The following table presents potential post-employment payments assuming separation from service on December 31, 2014, under various termination scenarios.

POTENTIAL POST-EMPLOYMENT PAYMENTS
Named Executive Officer	Type of Payment	Involuntary or Voluntary Termination ($)	Retirement ($) (a)	Death ($)	Permanent Disability ($)	Change in Control ($) (b)
MarcAurele	Severance (c)	—	—	—	—	2,321,028
	Intrinsic Value of Accelerated Equity (d)(e)	—	—	1,575,432	1,148,114	1,575,432
	Value of Increased Retirement Benefits	—	—	—	—	—
	Health Benefits (f)	—	—	—	—	28,388
	Cutback (g)	—	—	—	—	—
	Total	—	—	1,575,432	1,148,114	3,924,848
Handy	Severance (c)	—	—	—	—	770,000
	Intrinsic Value of Accelerated Equity (d)(e)	—	—	268,142	38,957	268,142
	Value of Increased Retirement Benefits	—	—	—	—	—
	Health Benefits (f)	—	—	—	—	24,602
	Cutback (g)	—	—	—	—	(63,693)
	Total	—	—	268,142	38,957	999,051
Devault	Severance (c)	—	—	—	—	810,000
	Intrinsic Value of Accelerated Equity (d)(e)	—	466,552	657,398	466,552	657,398
	Value of Increased Retirement Benefits (h)	—	—	—	—	199,934
	Health Benefits (f)	—	—	—	—	18,497
	Gross Up (i)	—	—	—	—	784,646
	Total	—	466,552	657,398	466,552	2,470,475
Gim	Severance (c)	—	—	—	—	616,667
	Intrinsic Value of Accelerated Equity (d)(e)	—	—	444,991	322,000	444,991
	Value of Increased Retirement Benefits	—	—	—	—	—
	Health Benefits (f)	—	—	—	—	23,306
	Cutback (g)	—	—	—	—	—
	Total	—	—	444,991	322,000	1,084,964
Hagerty	Severance (c)	—	—	—	—	533,400
	Intrinsic Value of Accelerated Equity (d)(e)	—	—	491,139	166,303	491,139
	Value of Increased Retirement Benefits	—	—	—	—	—
	Health Benefits (f)	—	—	—	—	24,602
	Cutback (g)	—	—	—	—	—
	Total	—	—	491,139	166,303	1,049,141

(a)
We consider retirement as separation from service after age 65 or after age 55 with ten years of service.  Mr. Devault is the only named executive officer who was eligible to retire on December 31, 2014.

(b)
Assumes change in control and immediate termination under a triggering event as described under the heading “Compensation Discussion and Analysis - Change in Control Agreements” earlier in this Proxy Statement.

(c)
Severance payments are based on a multiple of the salary in effect at December 31, 2014, plus bonus including payments under the Annual Performance Plan, Wealth Management Business Building Incentive Plan and discretionary bonuses, as applicable. Multiples are described under the heading “Compensation Discussion and Analysis - Change in Control Agreements” earlier in this Proxy Statement.  For all executives except Mr. Devault, bonus-related severance payments are based on the average of the bonuses paid during the three years prior to 2014. Mr. Devault’s payment is based on the highest bonus paid during the two years prior to 2014.

(d)
Reflects the value of accelerated equity based upon market closing price of $40.18 on December 31, 2014, as well as the value of dividend equivalents that would become payable under the performance share unit award grant.  Unvested equity grants are outlined in the Outstanding Equity Awards at Fiscal Year End table earlier in this Proxy Statement.  All unvested awards would be forfeited upon voluntary or involuntary termination, and would become fully vested upon a change in control or death.  All unvested awards for Mr. Devault would be vested on a pro-rated basis upon retirement.  All performance share unit awards would be vested on a pro-rated basis upon permanent disability.

(e)
For purposes of this table, we have assumed that the Corporation’s relative performance during the performance measurement period for all 2012 awards was at a percentile ranking of 70.0, resulting in a 140.0% award; for all 2013 awards was at a percentile ranking of 72.0, resulting in a 144.0% award; and for all 2014 awards was at a percentile ranking of 70.0, resulting in a 140.0% award, which were our performance assumptions as of December 31, 2014.  Actual results may be different.

(f)	Reflects the value of health benefits based on actual 2014 premiums, increased by 8% for years 2 and 3, as applicable.

(g)
Reflects a cutback of amounts that exceed the limits imposed by Section 280G of the Code as described under the heading “Compensation Discussion and Analysis - Change in Control Agreements” earlier in this Proxy Statement.

(h)	Reflects the increase in retirement benefits resulting from the additional months of benefit accrual provided for the Supplemental Pension Plan under a Pre-2009 Change in Control Agreement.

(i)	Reflects the amount of an additional payment to cover the impact of the 20% excise tax imposed by Section 280G of the Code.

DIRECTOR COMPENSATION
Our director compensation philosophy is to provide competitive, fair and reasonable compensation to non-employee directors in order to attract the expertise and leadership necessary to provide strong corporate governance and maximize long-term shareholder value. Further, we believe director compensation should be aligned with the long-term interests of shareholders by creating and encouraging stock ownership.

The Committee, with the assistance of the compensation consultant, reviews director compensation annually to ensure that it is appropriate, competitive and effective. This process focuses on pay elements; compensation levels and mix; board and committee expertise, structure and roles; and best practices of comparable companies in our industry.

Cash Compensation Paid to Board Members
Board service has evolved in recent years due to technological advances, ever-increasing expectations for responsiveness, and increasing corporate governance requirements. All directors receive a retainer fee for board service, as well as a retainer fee for each committee on which the director serves. We believe that the retainer-only approach better reflects the ‘on call’ nature of board service.

The chart below outlines non-employee director cash compensation, based on role.

	Retainer Fees ($)		Meeting Fees ($)
	Chair	Member	Chair	Member
Board Service:
Corporation’s Board	—	30,000	—	—
Bank’s Board	—	—	—	—
Additional Compensation for Lead Director	—	5,000	—	—
Committee Service:
Executive Committee (a)	—	—	—	—
Nominating Committee	9,000	4,000	—	—
Audit Committee	18,000	10,000	—	—
Compensation Committee	11,000	6,000	—	—
Trust Committee (of the Bank)	10,000	6,000	—	—
Finance Committee (of the Bank) (b)	—	16,000	—	—

(a)	Members of the Executive Committee also serve on the Nominating Committee, and receive no additional retainer fee for Executive Committee service.

(b)	The Finance Committee Chair is an employee director and therefore, receives no additional compensation for board service.

Retirement Plans
Directors are not eligible to participate in any defined benefit plan maintained by the Corporation or the Bank. Directors are eligible to defer 100% of compensation into the Nonqualified Deferred Compensation Plan. Directors are not eligible for Corporation contributions. Provisions regarding types of accounts, investment measurements, form and timing of payments, and distributions that apply to employees also apply to directors. Retirement for directors is defined in the Nonqualified Deferred Compensation Plan as termination of directorship after attainment of age 55.

Welfare Benefit Plans
Directors are not eligible for medical, dental, life or disability insurance at our expense. Directors may obtain coverage under the Bank’s group medical and dental insurance plans at their own expense.

Director Compensation Table
Employee directors receive no additional compensation for Board service.  Compensation received by an employee director as an employee of the Corporation is shown in the Summary Compensation Table earlier in this Proxy Statement. The following table summarizes compensation paid to non-employee directors for the fiscal year ended December 31, 2014.

DIRECTOR COMPENSATION TABLE
Name	Fees Earned or Paid in Cash ($) (a)	Stock Awards ($) (b)	Total ($) (c)
John J. Bowen	36,000	17,699	53,699
Steven J. Crandall	46,000	17,699	63,699
Robert A. DiMuccio, CPA	44,000	17,699	61,699
Barry G. Hittner, Esq.	60,000	17,699	77,699
Katherine W. Hoxsie, CPA	58,000	17,699	75,699
Kathleen E. McKeough	71,000	17,699	88,699
Victor J. Orsinger, II, Esq.	62,000	17,699	79,699
H. Douglas Randall, III	52,000	17,699	69,699
Edwin J. Santos	50,000	17,699	67,699
Patrick J. Shanahan, Jr.	58,000	17,699	75,699
John F. Treanor	52,000	17,699	69,699
John C. Warren	52,000	17,699	69,699

(a)	Total reflects fees and retainers earned. During 2014, Director Hoxsie deferred $5,800 into the Nonqualified Deferred Compensation Plan.

(b)
Amount listed reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for restricted stock unit awards on April 22, 2014.  Assumptions related to the financial reporting of restricted stock units are presented in Footnote 16 to the Consolidated Financial Statements presented in the 2014 Form 10-K.

(c)
There are no Option Awards, Non-Equity Incentive Plan Compensation, Change in Pension Value, Nonqualified Deferred Compensation Earnings or All Other Compensation required to be disclosed in this table.

Equity Compensation
In order to align Board interests with shareholders, non-employee directors typically receive an annual equity grant. In determining the form of equity to be granted, the Compensation Committee considers many factors, including corporate performance, tax and accounting treatment and the impact on dilution.

Generally, the Compensation Committee has established a target equity compensation value equal to the annual Board retainer. In response to economic challenges facing the financial services industry in 2014, this target was reduced to mitigate the expense associated with such grant and improve the Corporation’s financial performance. 490 restricted stock units were granted to each non-employee director who continued to serve as our director after the 2014 Annual Meeting of Shareholders. This grant included dividend equivalent rights.

The following table summarizes the aggregate unvested stock awards for directors as of December 31, 2014. All director equity grants vest at the earliest of (a) the three-year anniversary of the grant; (b) change in control of the Corporation; (c) the death of the director; or (d) retirement from the Corporation’s Board after attainment of age 70.

Director Name	Unvested Restricted Stock Units (#)
Bowen, Crandall, DiMuccio, Hittner, Hoxsie, McKeough, Orsinger, Randall, Santos, Shanahan, Treanor and Warren	2,490

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The Compensation Committee members are currently directors McKeough (Chairperson), Bowen, DiMuccio, Hittner, and Santos.  We are not aware of any compensation committee interlocks or relationships involving our executive officers or members of the Corporation’s Board requiring disclosure in this Proxy Statement.

AUDIT COMMITTEE REPORT
The Audit Committee is responsible for providing independent, objective oversight of our accounting functions and internal controls.  In connection with its responsibilities, the Audit Committee (1) reviewed the scope of the overall audit plans of both Internal Audit and the independent registered public accounting firm; (2) evaluated the results of audits performed by Internal Audit and the independent registered public accounting firm that included but were not limited to accounting issues and internal controls; (3) assessed the action that has been taken by management in response to the audit results; and (4) appraised the effectiveness of the internal and independent audit efforts.  The Audit Committee also assesses actions taken by management in connection with the internal control documentation and testing of internal controls over financial reporting and management’s assertions related thereto in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, as amended, and the related reports of the independent registered public accounting firm on these matters.

In addition, the Audit Committee has:

▪	Reviewed and discussed the audited financial statements with management;

▪	Discussed with KPMG LLP, its independent registered public accounting firm, the matters required to be discussed by Auditing Standards No. 16; and

▪
Received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP the independent registered public accounting firm’s independence.

Based on the review and discussions above, the Audit Committee recommended to the Corporation’s Board that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

The foregoing report has been furnished by the members of the Audit Committee:

Katherine W. Hoxsie, CPA (Chairperson)
Steven J. Crandall
Robert A. DiMuccio, CPA
Barry G. Hittner, Esq.
Kathleen E. McKeough
Edwin J. Santos
Patrick J. Shanahan, Jr.

The foregoing report shall not be deemed to be “soliciting material” or to be “filed” with the SEC and should not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that this information is specifically incorporated by reference, and shall not otherwise be deemed filed under such acts.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
During the years ended December 31, 2014 and December 31, 2013, we paid the following fees to KPMG LLP:

	2014	2013
Audit fees (a)	$640,000	$627,200
Audit-related fees	—	—
Tax fees (b)	56,930	59,340
All other fees (c)	9,090	—
Total fees paid to KPMG LLP	$706,020	$686,540

(a)
Annual audit of consolidated and subsidiary financial statements including Sarbanes-Oxley attestation, reviews of quarterly financial statements and other services provided by KPMG LLP in connection with statutory and regulatory filings.

(b)	Tax return preparation, tax compliance and tax advice.

(c)	Consulting services provided in connection with a business transaction.
_______________________

The Audit Committee has adopted a policy whereby engagement of the independent registered public accounting firm for audit services and for non-audit services shall be pre-approved by the Audit Committee, subject to the de minimus exception described in Section 10A(i)(1)(B) of the Exchange Act for non-audit services.  During 2014, the Audit Committee pre-approved 100% of the Audit fees, Audit-related fees, Tax fees and All other fees.

The Audit Committee has considered whether the provision of the services identified under the headings “Audit-related fees,” “Tax fees” and “All other fees” is compatible with maintaining KPMG LLP’s independence and has determined that provision of such services is consistent with maintaining the principal auditor’s independence.

INDEBTEDNESS AND OTHER TRANSACTIONS
The Bank has had transactions in the ordinary course of business, including borrowings, with certain of our directors and executive officers and their associates, all of which were made on substantially the same terms, including interest rates (except that executive officers and all other employees are permitted a modest interest rate benefit on first mortgages secured by a primary residence and other consumer loans) and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features when granted.  Similar transactions may be expected to take place in the ordinary course of business in the future.  The aggregate extensions of credit outstanding at December 31, 2014 to all directors, executive officers and their related interests amounted to $7,137,000 in the aggregate.  Any such transaction presently in effect with any director or executive officer is current as of this date, and is in compliance with Regulation O.

Patrick J. Shanahan, Jr., a director, was the former Chairman and Chief Executive Officer of First Financial Corp. prior to its acquisition by us in 2002.  In connection with the acquisition, we agreed to assume the obligation to provide Mr. Shanahan with a supplemental retirement benefit equal to monthly installments of $20,854 payable for the life of Mr. Shanahan with a 50% spousal survivor benefit.  The Board has determined that this benefit does not impair Mr. Shanahan’s independence under the NASDAQ Listing Rules and the rules of the SEC.

John C. Warren, a director, was the Chairman and Chief Executive Officer of the Corporation and the Bank prior to his retirement in 2010.  Mr. Warren is a participant in our Supplemental Executive Retirement Plan.  He receives a supplemental retirement benefit equal to monthly installments of $17,385 payable for life with a 66 2/3% spousal survivor benefit, with a minimum of 120 guaranteed monthly payments through April 2020.  The Board has determined that this benefit does not impair Mr. Warren’s independence under the NASDAQ Listing Rules.

POLICIES AND PROCEDURES FOR RELATED PARTY TRANSACTIONS
We conduct annual procedures, including the use of a written survey form, to (i) identify parties related to directors and executive officers and (ii) document the existence and terms of any related party transactions.  As indicated previously, the approval of loan transactions involving directors, executive officers and their related interest is governed by the provisions of Regulation O.  All other transactions involving directors and executive officers are reviewed annually by the Corporation’s Board.  The purpose of the review is to determine that such transactions are conducted on terms not materially less favorable than what would be usual and customary in transactions between unrelated persons and, in the case of transactions involving directors, to determine whether such transactions affect the independence of a director in accordance with the relevant rules and standards issued by the SEC and NASDAQ.  We do not maintain a formal written policy concerning the aforementioned procedures.  Our Code of Ethics provides guidance on business relations between us and our directors, officers and employees.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities (collectively, “Insiders”) to file reports of ownership and changes in ownership with the SEC.  Insiders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.  Based solely upon a review of the copies of such reports furnished to us, and on written representations from certain reporting persons, we believe that, during 2014, all Section 16(a) filing requirements applicable to our Insiders were complied with.

PROPOSAL 2 - RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The ratification of the Audit Committee’s decision to retain KPMG LLP to serve as our independent registered public accounting firm to audit the Corporation’s consolidated financial statements for the current fiscal year ending December 31, 2015 will be submitted to our shareholders at the Annual Meeting.  Representatives of KPMG LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to answer appropriate questions.  Action by shareholders is not required by law in the appointment of the independent registered public accounting firm, but their appointment is submitted by the Audit Committee in order to give our shareholders a voice in the designation of our independent registered public accounting firm.  If the appointment is not ratified by the affirmative vote of holders of a majority of the shares of common stock represented in person or by proxy at the Annual Meeting and entitled to vote thereon (provided that a quorum is present), the Audit Committee will reconsider its choice of KPMG LLP as our independent registered public accounting firm.

Recommendation:	The Board of Directors unanimously recommends that shareholders vote “FOR” this proposal.

PROPOSAL 3 - NON-BINDING ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF THE CORPORATION’S NAMED EXECUTIVE OFFICERS
As required by Section 14A of the Exchange Act, our Board of Directors is submitting for shareholder approval, on a non-binding advisory basis, the compensation paid to our named executive officers as described in this Proxy Statement pursuant to Item 402 of Regulation S-K. As previously disclosed by the Corporation, the Board of Directors has determined that it will hold an advisory vote on executive compensation on an annual basis, and the next such shareholder advisory vote will occur at the 2016 Annual Meeting of Shareholders.

The resolution that is the subject of this proposal is a non-binding advisory resolution.  Accordingly, the resolution will not have any binding legal effect regardless of whether or not it is approved and may not be construed as overruling a decision by Washington Trust or the Board of Directors or to create or imply any change to the fiduciary duties of the Board.  Furthermore, because this non-binding advisory resolution primarily relates to compensation of our named executive officers that has already been paid or contractually committed, there is generally no opportunity for us to revisit those decisions.  However, the Compensation Committee intends to take the results of the vote on this proposal into account in its future decisions regarding the compensation of our named executive officers.

Our compensation program is designed to deliver shareholder value by attracting, motivating and retaining our named executive officers, who are critical to our success, by offering a combination of base salary, as well as annual and long-term incentives that are closely aligned to the annual and long-term performance objectives of the Corporation.  Please see “Compensation Disclosure and Analysis” beginning on page 16 for additional information about our executive compensation programs.

We believe that the effectiveness of our compensation programs is demonstrated by the accomplishments of management over the last fiscal year, including the highest earnings in our Corporation’s 214 year history and strong performance in all key lines of business. We achieved record wealth management revenues; record deposit levels; strong loan growth, and solid mortgage origination volume and sales activity; all while maintaining strong asset quality and solid capital ratios.  All of this contributed to a substantial increase in shareholder value during 2014, including 8% appreciation in our stock price over 2013’s close, and an 18% increase in our dividend.

We are committed to providing a strong pay for performance link, and as such, we allocate a significant portion of total compensation to performance-based elements. We believe that our compensation structure, which includes absolute and relative performance-based compensation elements, as well as the promotion of meaningful stock ownership through holding and equity grant retention guidelines, promotes sound management practices.

The Board of Directors values the importance of receiving regular input from our shareholders on important matters such as the compensation of the Corporation’s executive officers. We appreciate the past support and approval of compensation programs by our shareholders. Our longstanding compensation principles of supporting the business strategy, paying for performance, providing competitive compensation and aligning with shareholder interests remain unchanged.  For these reasons, the Board recommends that shareholders vote in favor of the following resolution:

RESOLVED, that the compensation of Washington Trust’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion, be approved.

Recommendation:	The Board of Directors unanimously recommends that shareholders vote “FOR” this proposal.

OTHER INFORMATION
Shareholder Proposals
Any shareholder who wishes to submit a proposal for presentation to the 2016 Annual Meeting of Shareholders must submit the proposal to the Corporation, 23 Broad Street, Westerly, Rhode Island 02891, Attention: Chief Executive Officer, not later than November 16, 2015 for inclusion, if appropriate, in our proxy statement and the form of proxy relating to the 2016 Annual Meeting of Shareholders.  Any proposal submitted after November 16, 2015 will be considered untimely.  Such a proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement.

In addition, in order for a nominee to be considered at an Annual Meeting, our Restated Articles of Incorporation, as amended, provide that director nominations may be submitted by any shareholder entitled to vote for the election of directors provided that advance written notice of such proposed nomination, with appropriate supporting documentation as required by our Restated Articles of Incorporation, is received by our Secretary not less than 14 days nor more than 60 days prior to any meeting of the shareholders called for the election of directors at which such shareholder is present by person or by proxy; provided, however, that if fewer than 21 days notice of the meeting is given to shareholders, such written notice of such proposed nomination must be received by our Secretary not later than the close of the 10th day following the day on which notice of the meeting was mailed to shareholders.  For this Annual Meeting, such proposals must be received by the Corporation not earlier than February 27, 2015 and not later than April 14, 2015. Proxies solicited by our Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules and regulations governing the exercise of this authority.

Householding of Proxy Materials
We send only one annual report and proxy statement to multiple shareholders sharing an address unless we have received contrary instructions from you or any shareholder at that address.  This practice, known as “householding,” is designed to reduce the costs to the Corporation of preparing and mailing duplicate materials as well as to reduce the volume of duplicate information received at one household.  However, if you reside at such an address and wish to receive a separate annual report or proxy statement, you may contact our transfer agent, American Stock Transfer & Trust Company, to “opt-out” or revoke your consent.  If you “opt-out” or revoke your consent to householding, each shareholder residing at your address will receive individual copies of our proxy statement and annual report.  If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting American Stock Transfer & Trust Company.  American Stock Transfer & Trust Company can be contacted by telephone at 800-852-0354 and by mail at 59 Maiden Lane, Plaza Level, New York, New York 10038.

If you wish to request separate copies free of charge of an annual report or proxy statement, please send your request to Elizabeth B. Eckel, Senior Vice President, Washington Trust Bancorp, Inc., P.O. Box 512, Westerly, Rhode Island 02891, or call our Investor Relations Department at 401-348-1566 or visit our website at www.washtrustbancorp.com.

Communications With the Board of Directors
Any shareholder desiring to send communications to the Corporation’s Board, or any individual director, may forward such communication to our Secretary at our offices at 23 Broad Street, Westerly, Rhode Island 02891.  The Secretary will collect all such communications and forward them to the Corporation’s Board and any such individual director.

Other Business
Management knows of no matters to be brought before the Annual Meeting other than those referred to in this Proxy Statement, but if any other business should properly come before the meeting, the persons named in the proxy intend to vote in accordance with their best judgment.

Expense of Solicitation of Proxies
The cost of solicitation of proxies, including the cost of reimbursing brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and Proxy Statements to their principals, will be borne by the Corporation. Solicitation may be made in person or by telephone or telegraph by officers or regular employees of the Corporation, who will not receive additional compensation therefore.  In addition, we have retained Morrow & Co., LLC, 470 West Avenue, Stamford, CT 02902, to assist in the solicitation of proxies for a fee of $8,000 plus customary expenses.

REGARDLESS OF THE NUMBER OF SHARES YOU OWN,
YOUR VOTE IS IMPORTANT TO THE CORPORATION.
PLEASE COMPLETE, DATE AND SIGN AND PROMPTLY RETURN
THE ENCLOSED PROXY CARD TODAY.  YOU MAY ALSO VOTE
YOUR SHARES THROUGH THE INTERNET OR BY TELEPHONE.

Submitted by order of the Board of Directors,

/s/ David V. Devault

David V. Devault

Westerly, Rhode Island
March 16, 2015

ANNUAL MEETING OF SHAREHOLDERS OF
WASHINGTON TRUST BANCORP, INC.
April 28, 2015

GO GREEN
e-Consent makes it easier to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, with reducing cost, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting
To Be Held on April 28, 2015: The Corporation’s 2015 Proxy Statement and its Form 10-K
and Annual Report for 2014 are available at www.washtrust.com/proxy.
These documents are also available by calling the Corporation’s toll-free number (800) 475-2265 or by contacting Elizabeth B. Eckel, Senior Vice President, by email at investor.relations@washtrust.com.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.
â Please detach along perforated line and mail in the envelope provided. â

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR”
ALL NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSALS 2 and 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN
BLUE OR BLACK INK AS SHOWN HERE  ☒

1.	The election of four directors, nominated by the Board of Directors, for three-year terms, each to serve until their successors are duly elected and qualified;					FOR	AGAINST	ABSTAIN
				2.	The ratification of the selection of KPMG LLP as the Corporation’s independent registered public accounting firm for the year ending December 31, 2015.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	¦ Steven J. Crandall ¦ Joseph J. MarcAurele ¦ Victor J. Orsinger, II, Esq. ¦ Edwin J. Santos				FOR	AGAINST	ABSTAIN
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			3.	A non-binding advisory resolution to approve the compensation of the Corporation’s named executive officers.	☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)
The undersigned hereby acknowledges receipt of the accompanying notice of Annual Meeting of Shareholders, the Proxy Statement with respect thereto, and the Corporation’s 2014 Annual Report and hereby revokes any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised.

PLEASE VOTE, DATE AND PROMPTLY RETUN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”and fill in the circle next to each nominee you wish to withhold, as shown here:		●	TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THE CARD.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:
Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

WASHINGTON TRUST BANCORP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints Victor J. Orsinger II and Joseph J. MarcAurele, or either one of them, attorneys with full power of substitution to each for and in the name of the undersigned, with all powers the undersigned would possess if personally present, to vote the common stock of the undersigned in Washington Trust Bancorp, Inc. at the Annual Meeting of its shareholders to be held at the Westerly Library, 44 Broad Street, Westerly, Rhode Island at 11:00 a.m. (local time) on Tuesday, April 28, 2015 or any postponement or adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDERS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER MATTERS THAT ARE PROPERLY BROUGHT BY OR AT THE DIRECTION OF THE BOARD OF DIRECTORS BEFORE THE ANNUAL MEETING AND AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, INCLUDING WHETHER OR NOT TO ADJOURN THE ANNUAL MEETING. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE WITH RESPECT TO THE ELECTION OF ANY INDIVIDUAL AS DIRECTOR WHERE ONE OR MORE NOMINEES ARE UNABLE TO SERVE, OR FOR GOOD CAUSE WILL NOT SERVE, AND WITH RESPECT TO MATTERS INCIDENTAL TO THE CONDUCT OF THE ANNUAL MEETING.

PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side)

COMMENTS:

ANNUAL MEETING OF SHAREHOLDERS OF
WASHINGTON TRUST BANCORP, INC.
April 28, 2015

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com ” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
Vote online/phone until 11:59 PM EST on Monday, April 27, 2015.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.
GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.
[Scan Omitted]
COMPANY NUMBER
ACCOUNT NUMBER

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting
To Be Held on April 28, 2015: The Corporation’s 2015 Proxy Statement and its Form 10-K
and Annual Report for 2014 are available at www.washtrust.com/proxy.
These documents are also available by calling the Corporation’s toll-free number (800) 475-2265 or by contacting Elizabeth B. Eckel, Senior Vice President, by email at investor.relations@washtrust.com.

â Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or Internet. â

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR”
ALL NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSALS 2 and 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN
BLUE OR BLACK INK AS SHOWN HERE  ☒

1.	The election of four directors, nominated by the Board of Directors, for three-year terms, each to serve until their successors are duly elected and qualified.					FOR	AGAINST	ABSTAIN
				2.	The ratification of the selection of KPMG LLP as the Corporation’s independent registered public accounting firm for the year ending December 31, 2015.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	¦ Steven J. Crandall ¦ Joseph J. MarcAurele ¦ Victor J. Orsinger, II, Esq. ¦ Edwin J. Santos				FOR	AGAINST	ABSTAIN
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			3	A non-binding advisory resolution to approve the compensation of the Corporation’s named executive officers.	☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)
The undersigned hereby acknowledges receipt of the accompanying notice of Annual Meeting of Shareholders, the Proxy Statement with respect thereto, and the Corporation’s 2014 Annual Report and hereby revokes any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised.

PLEASE VOTE, DATE AND PROMPTLY RETUN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”and fill in the circle next to each nominee you wish to withhold, as shown here:		●	TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THE CARD.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:
Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

WASHINGTON TRUST BANCORP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints Victor J. Orsinger II and Joseph J. MarcAurele, or either one of them, attorneys with full power of substitution to each for and in the name of the undersigned, with all powers the undersigned would possess if personally present, to vote the common stock of the undersigned in Washington Trust Bancorp, Inc. at the Annual Meeting of its shareholders to be held at the Westerly Library, 44 Broad Street, Westerly, Rhode Island at 11:00 a.m. (local time) on Tuesday, April 28, 2015 or any postponement or adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDERS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER MATTERS THAT ARE PROPERLY BROUGHT BY OR AT THE DIRECTION OF THE BOARD OF DIRECTORS BEFORE THE ANNUAL MEETING AND AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, INCLUDING WHETHER OR NOT TO ADJOURN THE ANNUAL MEETING. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE WITH RESPECT TO THE ELECTION OF ANY INDIVIDUAL AS DIRECTOR WHERE ONE OR MORE NOMINEES ARE UNABLE TO SERVE, OR FOR GOOD CAUSE WILL NOT SERVE, AND WITH RESPECT TO MATTERS INCIDENTAL TO THE CONDUCT OF THE ANNUAL MEETING.

PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side)

COMMENTS: